Exhibit 10.1
Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

CETP III Ivory S.à r.l.
(as the Seller)
and
mertus 602. GmbH
(as the Purchaser)
as well as
Align Technology, Inc.
(as the Guarantor)

Sale and Purchase Agreement
regarding
all Shares in
exocad Global Holdings GmbH

Index of Exhibits

Exhibit 1	Definitions
Exhibit 2.1(d)	Subsidiaries
Exhibit 2.2(a)	Facilities Agreement
Exhibit 2.2(b)	Financing Collateral
Exhibit 2.3(a)	Shareholder Loan
Exhibit 2.4-1	Advisory Board Resignation Letter
Exhibit 2.4-2	Shareholders’ Resolution exocad Group GmbH
Exhibit 2.5(a)	International Managers
Exhibit 2.5(b)-1	Shareholders’ Resolutions Company
Exhibit 2.5(b)-2	Shareholders’ Resolutions Subsidiaries
Exhibit 2.6	Related Party Agreements
Exhibit 3.2(b)	Shareholder Loan Termination Agreement
Exhibit 3.3	Certain Seller’s Shareholders’ Consent
Exhibit 4.1(b)-1	Effective Date Cash
Exhibit 4.1(b)-2	Effective Date Debt
Exhibit 4.1(b)-3	Effective Date Working Capital
Exhibit 5	Sample Purchase Price Calculation
Exhibit 6.2	Form of Adjusted Purchase Price Statement
Exhibit 6.3	Accounting Standards
Exhibit 10.2(c)	Closing Disclosure Letter
Exhibit 10.3	Closing Confirmation
Exhibit 11.6	Further Seller’s Guarantees
Exhibit 11.7	List of Knowledge Bearers
Exhibit 12.1-1	Conduct of Business
Exhibit 12.1-(a)	Shareholders’ Resolution regarding Conduct of Business - Company
Exhibit 12.1-(b)	Shareholders’ Resolution regarding Conduct of Business - Group Companies
Exhibit 12.2(b)	Permitted Leakage: Arms’ Length Consideration
Exhibit 12.2(e)	Permitted Leakage: Service / Advisory Agreements
Exhibit 12.2(f)	Permitted Leakage: Otherwise Disclosed
Exhibit 12.3	Related Party Agreements
Exhibit 14.7	Copy of executed W&I insurance
Exhibit 18.2(b)	Waiver

Index of Schedules

Schedule 15.2	Tax Disclosures
Schedule 2-1 to the Exhibit 11.6	2018 Financial Statements
Schedule 2-2 to the Exhibit 11.6	2018 Holding Financial Statements
Schedule 3 to the Exhibit 11.6	Material Agreements
Schedule 4 to the Exhibit 11.6	Leased Real Estate
Schedule 5(a) to the Exhibit 11.6	Key Employees
Schedule 5(d) to the Exhibit 11.6	Pensions
Schedule 5(g) to the Exhibit 11.6	Freelancer
Schedule 6(a) to the Exhibit 11.6	Owned IP Right(s)
Schedule 6(b) to the Exhibit 11.6	Disclosure regarding Other IP Rights
Schedule 6(f)to the Exhibit 11.6	Distributed Main Products
Schedule 6(g)(ii) to the Exhibit 11.6	Fraunhofer Licenses
Schedule 6(g)(iv) to the Exhibit 11.6	Black Duck Report
Schedule 6(l) to the Exhibit 11.6	Judgements, Challenges regarding IP Rights
Schedule 6(m) to the Exhibit 11.6	Employee Inventions
Schedule 7(a) to the Exhibit 11.6	Insurances
Schedule 8 to the Exhibit 11.6	Litigation
Schedule 9(a) to the Exhibit 11.6	Permits
Schedule 9(b) to the Exhibit 11.6	Disclosure regarding Administrative Proceedings
Schedule 11 to the Exhibit 11.6	Disclosure regarding Conduct of Business since Effective Date

Sale and Purchase Agreement
by and between
(1)CETP III Ivory S.à r.l., a limited liability company (société à responsabilité limitée) under the laws of Luxembourg, having its registered address at 2 Avenue Charles de Gaulle, 1653 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register (registre de commerce et des sociétés) under registration number B208374,
– “Seller” –
(2)mertus 602. GmbH, a limited liability company under the laws of the Federal Republic of Germany, having its registered office at c/o Hogan Lovells International LLP, Untermainanlage 1, 60329 Frankfurt am Main, registered with the commercial register of the local court (Amtsgericht) of Frankfurt am Main under number HRB 118007,
– “Purchaser” –
and
(3)Align Technology, Inc., a stock corporation under the laws of Delaware, USA, having its registered office at 2820 Orchard Parkway, San Jose, California 95134, USA,
– “Guarantor” –
(the Seller, the Purchaser and the Guarantor are together referred to as the “Parties”, and each of them as a “Party”).
RECITALS
(A)The Seller is the sole shareholder of exocad Global Holdings GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, with its seat in Darmstadt, Germany, and registered with the commercial register (Handelsregister) at the local court (Amtsgericht) in Darmstadt under registration number HRB 99230 (the “Company”).
(B)The Group (as defined below) is engaged in the development and marketing of software for the computer-based construction and manufacturing (CAD/CAM) as well as related activities, in particular in the dental market. The Group’s business, taken as a whole, as presently conducted, disregarding the transactions contemplated by this sale and purchase agreement (the “Agreement”) shall hereinafter be referred to as the “Business”.
(C)By entering into this Agreement, the Seller wishes to sell and transfer to the Purchaser, and the Purchaser, having carried out a due diligence review of the Group and its Business usual in the context of an auction process, wishes to acquire from the Seller, all shares in the Company as well as a certain receivable under an existing shareholder loan (the “Transaction”).
(D)The Guarantor is the ultimate parent company of the Purchaser.
(E)By entering into this Agreement, the Guarantor wishes to accede to all of the Purchaser’s obligations and liabilities under or in connection with this Agreement (Schuldbeitritt) so as to guarantee the due and full performance or fulfillment, respectively, of all such obligations and liabilities of the Purchaser.
(F)The Parties confirm that they have freely discussed and negotiated all and any Sections of this Agreement.
1.Definitions
The definitions used in this Agreement shall have the meaning set out in Exhibit 1, unless otherwise specified herein.
2.Current Status
a.The Company
(i)The Company is incorporated and registered as specified in Recital (A).
(ii)The entire registered share capital of the Company (the “Share Capital”) amounts to EUR 45,905 (in words: Euro forty five thousand nine hundred five).
(iii)The entire Share Capital is held by the Seller and is divided into 45,455 ordinary shares recorded under the consecutive numbers 1 through 45,455 in the current shareholder's list (the “Ordinary Shares”) and 450 preferred shares recorded under the consecutive numbers 45,456 through 45,905 in the current shareholder's list (the “Preferred Shares” and together with the Ordinary Shares and any other shares in the Company existing, the “Sold Shares” and each a “Sold Share”).
(iv)The Company holds directly or indirectly shares in the entities as set out in more detail in Exhibit 2.1(d) (each a “Subsidiary” and collectively the “Subsidiaries” and together with the Company, the “Group” or the “Group Companies”, and each individually a “Group Company”).
b.Current Financing Status
(i)Certain Group Companies are parties as borrowers and/or guarantors to the facilities agreements as set forth in Exhibit 2.2(a) (collectively the “Facilities Agreement”) together with the related security documents, fee and syndication letters, hedging agreements, accession letters, collectively referred to as the “Finance Documents”).
(ii)The debt under the Facilities Agreements is secured by certain security interests as set forth in Exhibit 2.2(b) (collectively with any other collateral granted to the lenders under or in connection with the Finance Documents, the “Financing Collateral”).
(iii)As at the Effective Date, an amount of [***] (including accrued but unpaid interest) was outstanding under the Finance Documents.
c.Shareholder Loan
(i)On 26 September 2016, the Seller (as lender) has granted to exocad Holding GmbH (as borrower) a certain shareholder loan as set out in Exhibit 2.3(a) (as amended from time to time, the “Shareholder Loan”) under a shareholder loan agreement (the “Shareholder Loan Agreement”).

(ii)As at the Effective Date, an amount of EUR 41,380,771 (in words: Euro forty one million three hundred eighty thousand seven hundred seventy one) (including accrued but unpaid interest) was outstanding under the Shareholder Loan.
d.Advisory Board
(i)An advisory board exists at the level of exocad Group GmbH (the “Advisory Board”), which currently has four members. As of the date of this Agreement (“Signing Date”), the members of the Advisory Board are [***].
(ii)On the Scheduled Closing Date, the Seller will deliver to the Purchaser a resignation letter, including a waiver of claims, for each member of the Advisory Board substantially in the form as attached in Exhibit 2.4-1 (an “Advisory Board Resignation Letter”), to become effective upon Closing.
(iii)On the Scheduled Closing Date, pursuant to Section 10.2(f), the Purchaser will cause exocad Holding GmbH to adopt a shareholder's resolution of exocad Group GmbH in the form as attached in Exhibit 2.4-2, (i) granting discharge (Entlastung) to each member of the Advisory Board that has resigned, and (ii) waiving any claims against such members, except for fraud (Arglist) and willful misconduct (Vorsatz), including bribery and/or corruption (“Shareholders’ Resolution exocad Group GmbH”).
e.Managers of the Company and certain Group Companies
(i)As of the Signing Date, Mr. Tillmann Steinbrecher and Mr. Maik Gerth (“Managers”) are the managing directors of the Company, exocad Holding GmbH, exocad Group GmbH and exocad GmbH. The (managing) directors of the other Group Companies (the “International Managers” and together with the Managers, the “Group Managers”) are listed in Exhibit 2.5(a).
(ii)On the Scheduled Closing Date, pursuant to Sections 10.2(g) and 10.2(h), the Purchaser
(1)shall adopt a shareholder's resolution as shareholder of the Company, substantially in the form as attached in Exhibit 2.5(b)-1, (a) granting discharge (Entlastung) to each of the Managers and (b) waiving any claims against each of the Managers, except for fraud (Arglist) and willful misconduct (Vorsatz), including bribery and/or corruption (the “Shareholders’ Resolutions Company”); and
(2)shall procure that the Group Companies as shareholders of their respective Subsidiaries adopt shareholder's resolutions, substantially in the form as attached in Exhibit 2.5(b)-2, (a) granting discharge (Entlastung) to each of the respective Group Managers and (b) waiving any claims against each of the respective Group Managers, except for fraud (Arglist) and willful misconduct (Vorsatz), including bribery and/or corruption (the “Shareholders’ Resolutions Subsidiaries”).
f.Related Party Agreements
The Group Companies have entered into the agreements as set forth in Exhibit 2.6 with or for the benefit of the Seller and/or the Seller's Affiliates (collectively “Related Party Agreements”).

For purposes of this Agreement, “Affiliate” means any affiliated company (verbundenes Unternehmen), irrespective whether German or foreign, within the meaning of sections 15 et seqq. of the German Stock Corporation Act (Aktiengesetz), and shall have an equivalent meaning if the entity is subject to a foreign jurisdiction as well as any corporation, company or other entity or partnership which Controls, or is Controlled, or is under common Control, directly or through one or more intermediaries, as long as such Control exists.
“Control” and “Controlling” means the power to influence (beherrschen), direct or cause the direction of the management and policies of a person, whether (i) by means of the holding of shares, or the possession of voting power, in or in relation to that or any other corporate body, or (ii) by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other corporate body.
3.Sale and transfer of the Sold Shares and the shareholder loan receivable
a.Sale and purchase of the Sold Shares
The Seller hereby sells, and subject to the condition precedent (aufschiebende Bedingungen) that (i) the Closing Condition (as defined in Section 9.1) has been fulfilled or duly waived in accordance with this Agreement and (ii) the Closing Action pursuant to Section 10.2(a) has been performed or duly waived in accordance with this Agreement, transfers (überträgt) to the Purchaser the Sold Shares, and the Purchaser hereby accepts such sale and transfer of the Sold Shares with effect as of the Closing Date (as defined below).
b.Sale and purchase of Shareholder Loan Receivable
(i)The Seller hereby sells, and subject to the condition precedent (aufschiebende Bedingungen) that (i) the Closing Condition (as defined in Section 9.1) has been fulfilled or duly waived in accordance with this Agreement and (ii) the Closing Action pursuant to Section 10.2(a) has been performed or duly waived in accordance with this Agreement, assigns (tritt ab) to the Purchaser the claim for repayment of the outstanding principal amount under the Shareholder Loan and the claim for payment of unpaid interest accrued on the Shareholder Loan until and including / as of the Closing Date (collectively, the “Shareholder Loan Receivable”), and the Purchaser hereby accepts such sale and assignment of the Shareholder Loan Receivable as of the Closing Date (as defined below).
(ii)The Seller shall terminate on or prior to the Scheduled Closing Date, but only with effect upon the transfer of the Shareholder Loan Receivable, the Shareholder Loan Agreement and cancel and waive all claims and obligations thereunder, if any, except for the Shareholder Loan Receivable, which is sold and will be assigned to the Purchaser pursuant to Section 3.2(a) above, with effect as of the Closing Date by means of and in accordance with the terms and conditions of a separate termination and waiver agreement, substantially in the form attached hereto as Exhibit 3.2(b) (the “Shareholder Loan Termination Agreement”).
(iii)At the latest on the fifth (5th) Business Day prior to the Scheduled Closing Date, the Seller shall deliver to the Purchaser a notice (the “Shareholder Loan Notice”) stating with binding effect (but for obvious clerical errors (Schreibfehler)) for purposes of Section 4.2 the as of the date of the notification applicable total amount of the Shareholder Loan Receivable (the total amount of the Shareholder Loan Receivable as notified by the Seller to the Purchaser in the Shareholder Loan Notice accordance with this Section 3.2(c), the “Shareholder Loan Notice Amount”). The Seller shall ensure that the Shareholder Loan Notice Amount shall be the final amount of Shareholder Loan as of the Scheduled Closing Date, that no repayments of this amount shall be made until and including the Scheduled Closing Date and that the principal amount under the Shareholder Loan will not be increased until and including the Scheduled Closing Date.
c.Certain Consents
Copies of the spousal consents of [***], the originals of which are in certified form, as shareholders of the Seller, in accordance with, and to the extent required by, section 1365 of the German Civil Code (Bürgerliches Gesetzbuch – “BGB”) are attached as Exhibit 3.3.
d.Economic Effect; Transfer of Risk
The Sold Shares are sold to the Purchaser with economic effect (mit wirtschaftlicher Wirkung) as of 31 December 2019, 24:00 hrs. (CET) (the “Effective Date”), including the right to receive all profits for the Company’s current fiscal year as well as all profits for previous fiscal years of the Company, not yet distributed. As of the Effective Date, subject to Section 11, all risks and burdens pertaining to the Sold Shares, the Company, the other Group Companies and the Business shall pass to the Purchaser within the meaning of Section 446 BGB.
4.Purchase Price
a.Share Purchase Price
(i)The total purchase price owed by the Purchaser for the sale and transfer of the Sold Shares from the Seller to the Purchaser (the “Share Purchase Price”) shall be the aggregate of
(1)the Base Amount;
plus
(2)the Effective Date Cash
minus
(3)the Effective Date Debt
plus
(4)the amount, if any, by which the Effective Date Working Capital exceeds the Target Working Capital or minus the amount, if any, by which the Effective Date Working Capital falls short of the Target Working Capital.
(ii)For purposes of this Agreement:
“Base Amount” shall be equal to a cash amount of EUR 390,000,000 (in words: Euro three hundred ninety million). The Parties agree and confirm that the calculation and determination of the Base Amount has been unanimously made by and among the Parties and the Parties therefore irrevocably mutually waive any rights they may have to challenge or rescind or otherwise modify the calculation of the Base Amount irrespective of the legal and/or factual basis.

“Effective Date Cash” shall be defined as shown in Exhibit 4.1(b)-1;
“Effective Date Debt” shall be defined as shown in Exhibit 4.1(b)-2;
“Effective Date Working Capital” shall be defined as shown in Exhibit 4.1(b)-3.
“Target Working Capital” shall be EUR [***].
b.Shareholder Loan Purchase Price
The purchase price for the Shareholder Loan Receivable (the “Shareholder Loan Purchase Price”) shall be an amount equal to the Shareholder Loan Notice Amount (plus applicable interest, for and under the Shareholder Loan Agreement, for each calendar day by which the Closing is delayed beyond the Scheduled Closing Date as of which the Shareholder Loan Notice Amount was calculated).
c.Aggregate Purchase Price
The aggregate amounts of the Share Purchase Price and the Shareholder Loan Purchase Price is hereinafter referred to as the “Purchase Price”.
d.VAT
The Parties assume that the sale and transfer of the Sold Shares and the Shareholder Loan Receivable is exempt from VAT, and no Party shall waive with respect to any of transactions hereunder any exemption from VAT. To the extent that VAT becomes chargeable on any of such transaction, the Purchaser shall pay to the Seller in cash an amount equal to such VAT in addition to the Purchase Price or other amount payable under this Agreement, as applicable, if and to the extent the Seller is liable vis-à-vis the Tax Authorities with regard to such VAT, and the Seller shall issue an invoice complying with applicable VAT law in all material respects.
5.Preliminary Purchase PRice
Based on the information available to the Parties on the date of this Agreement and assuming that Closing will take place on 1 April 2020, the Parties estimate the Purchase Price to be EUR 376,033,682 (in words: three hundred seventy six million thirty three thousand six hundred eighty two Euro) (the “Preliminary Purchase Price”).
A sample calculation of the Purchase Price consisting of (i) a sample calculation of the Share Purchase Price and (ii) a sample calculation of the Shareholder Loan Purchase Price is attached hereto as Exhibit 5 (the “Sample Purchase Price Calculation”), provided, however that the calculation of the Share Purchase Price shall be based on the consolidated account frame (Kontenrahmen) at the level of the Company for the Group in which each line item of current assets and deferred tax each item of liabilities other than equity and deferred tax liability items shall be allocated to either Effective Date Cash, Effective Date Debt or Effective Date Working Capital. In case of discrepancies between the provisions of Sections 4 and the Sample Purchase Price Calculation, the provisions of Section 4 shall prevail.
6. 2019 Financial Statements and Share Purchase Price Determination
a.After the Signing Date, the Seller shall cause the Company to (i) prepare by no later than March 15, 2020 the consolidated financial statements (Jahresabschluss) of the Group consisting of a balance sheet (Bilanz) and a profit and loss statement (Gewinn- und

Verlustrechnung) (the “2019 Financial Statements”) and (ii) procure that the 2019 Financial Statements will be audited by Ernst & Young.
b.The Seller shall cause that the audit is completed by 1 June 2020. The Parties agree that in case the audit is not completed by Ernst & Young due to or as a result of circumstances being outside of the control of the Seller and/or any of the Group Companies, any delay in completion of the audit shall not constitute or be deemed to be a breach of the Seller’s obligation under this Section 6.2. Within twenty (20) Business Days of the completion of the audit of the 2019 Financial Statements, the Seller shall provide to the Purchaser (i) a copy of the audited 2019 Financial Statements and (ii) a written statement in the form as attached hereto as Exhibit 6.2 (the “Adjusted Purchase Price Statement”) setting forth:
(i)the Effective Date Cash;
(ii)the Effective Date Debt;
(iii)the Effective Date Working Capital;
(iv)the Purchase Price calculated in accordance with Section 4 above; and
(v)the Adjustment Amount (as defined below), if any.
c.Accounting Standards
The 2019 Financial Statements shall be prepared
(i)in accordance with the accounting principles set forth in Exhibit 6.3,
(ii)complying with the principle of accounting and valuation consistency (Bilanzierungs- und Bewertungskontinuität), in particular by applying the same valuation criteria (Bewertungskriterien), depreciation principles (Abschreibungsgrundsätze), foreign exchange calculation principles and election rights (Wahlrechte) as applied in the respective consolidated 2017 and/or 2018 financial statements for exocad GmbH, in each case to the extent applicable, and
(iii)applying German general accounting principles (Grundsätze ordnungsgemäßer Buchführung) pursuant to the German Commercial Code, whereas lit. (a) shall prevail over lit. (b) and lit. (c), and lit. (b) shall prevail over lit. (c) should it be impossible to comply with lit. (a) through lit. (c) concurrently, unless the prevalence of lit. (b) over lit. (c) would result in an audit qualification in which case lit. (c) shall prevail over lit. (b).
d.Cooperation
After Closing, the Purchaser shall, in case the Closing occurs prior to the final determination of the Purchase Price, and shall cause the Group Companies to, provide the Seller and its (managing) directors, advisors, accountants or other representatives (collectively together with the Seller’s Affiliates (excluding the Group Companies) the “Seller’s Representatives”) with all relevant documents, information and assistance which are in the opinion of the Seller relevant for the preparation of the 2019 Financial Statements and the Adjusted Purchase Price Statement. This shall include the right of the Seller and the Seller’s Representatives to visit and inspect all properties, assets and premises of the Group Companies during normal business hours, the right to examine, copy (at their own cost) or photograph any assets, documents, records and accounts and to discuss with the management of the Group Companies all matters which are in the opinion of the Seller relevant for the preparation of the 2019 Financial Statements and the Adjusted Purchase Price Statement, provided, however, that the business interruption for the Group Companies and their respective management and employees shall be kept at a minimum.
e.Objections by the Purchaser
The Purchaser shall raise its objections against the 2019 Financial Statements and the Adjusted Purchase Price Statement, if any, by providing the Seller within forty five (45) Business Days (dispatch (Absendung)) after receipt of the 2019 Financial Statements and the Adjusted Purchase Price Statement or if the Purchaser receives the 2019 Financial Statements and the Adjusted Purchase Price Statement prior to Closing, within forty five (45) Business Days (dispatch (Absendung)) after the Closing Date, as the case may be, with
(i)a written statement of objections (the “Notice of Objections”) specifying to the extent reasonable possible and practicable (in particular in the given time) which items therein are disputed by the Purchaser (the “Disputed Items”) and
(ii)a revised version of the Adjusted Purchase Price Statement (the “Revised Adjusted Purchase Price Statement”) taking both the Purchaser’s and the Seller’s position on the Disputed Items into account.
If and to the extent that the Purchaser does not at all, or not timely, provide the Notice of Objections and the Revised Adjusted Purchase Price Statement, the Purchaser shall be deemed to have agreed to the 2019 Financial Statements and the Adjusted Purchase Price Statement provided by the Seller and the 2019 Financial Statements and the Adjusted Purchase Price Statement shall become final and binding upon the Parties.
f.Resolving of Disputed Items
If the Purchaser has timely delivered a Notice of Objections and a Revised Adjusted Purchase Price Statement in accordance with Section 6.5, the Parties shall discuss the Disputed Items in good faith in order to reach an agreement on such Disputed Items and any adjustments (if any) to be made to the 2019 Financial Statements and/or Adjusted Purchase Price Statement. To the extent that the Seller and the Purchaser reach an agreement on the Disputed Items, the 2019 Financial Statements and the Adjusted Purchase Price Statement shall become final and binding regarding such positions.
g.Neutral Expert
If and to the extent the Parties are unable to reach such agreement within twenty (20) Business Days after the Purchaser has provided the Notice of Objections and the Revised Adjusted Purchase Price Statement, the Disputed Items still unresolved between the Parties shall, upon request of the Purchaser or the Seller be decided by PwC as a neutral expert (the “Neutral Expert“), with an individual to lead such process, who has to be an equity partner within his/her organization and has to have at least ten (10) years of respective professional experience as transaction finance advisor. If PwC refuses to act as a Neutral Expert, another person shall be appointed as Neutral Expert by the German Institute of Public Accountants (Institut der Wirtschaftsprüfer in Deutschland e.V.) upon written request of either Party. The following shall apply with respect to the Neutral Expert:

(i)Either Party has the right to retain the Neutral Expert to decide the unresolved Disputed Items in accordance with the provisions set forth in this Agreement. The retaining Party shall immediately notify the other Party that it has retained the Neutral Expert.
(ii)The Neutral Expert shall act as an expert (Schiedsgutachter), not as an arbitrator (Schiedsrichter).
(iii)The Purchaser and the Seller shall cooperate with and assist, and shall cause their respective professional advisors and accountants to cooperate with and assist, and the Purchaser shall cause the Group Companies to cooperate with and assist the Neutral Expert in conducting its review. This shall include providing the Neutral Expert with the 2019 Financial Statements, the Adjusted Purchase Price Statement, the Notice of Objections, the Revised Adjusted Purchase Price Statement and all other documents and information reasonably required by the Neutral Expert for the preparation of its decision (including the working papers of Ernst & Young). The Neutral Expert shall immediately submit copies of all documents and other data made available by a Party to the respective other Party.
(iv)The Neutral Expert shall give the Purchaser and the Seller adequate opportunity to present their point of view in writing and at least one (1) oral hearing is to be held in the presence of the Purchaser, the Seller and their respective professional advisors and accountants. The retaining Party shall instruct the Neutral Expert to use its best efforts to deliver its written opinion with reasons for the decisions to the Parties by registered mail as soon as reasonably practical, but not later than thirty (30) Business Days after the issues in dispute have been referred to the Neutral Expert.
(v)The Neutral Expert’s decision and the 2019 Financial Statements and Adjusted Purchase Price Statement as determined by the Neutral Expert shall be final and binding on the Parties (except for intentional malfeasance, calculation errors or other obvious mistakes (section 319 para. 1 sentence 1 BGB)) for the purpose of determining the Purchase Price.
h.Costs in Connection with the 2019 Financial Statements
The costs of the Group in connection with the preparation and audit of the 2019 Financial Statements and the Adjusted Purchase Price Statement shall be borne by the Company, provided, however, that the audit shall, in aggregate, not cost more than EUR [***] (net of VAT); any excess shall be borne by the Seller . The Seller shall bear its costs in connection with the preparation of the 2019 Financial Statements and the Adjusted Purchase Price Statement. The Purchaser shall bear the costs and expenses of its review of the 2019 Financial Statements and the Adjusted Purchase Price Statement and of the preparation of the Notice of Objections and Revised Adjusted Purchase Price Statement, if any. The costs and expenses of the Neutral Expert shall be allocated between the Purchaser and the Seller in the decision of the Neutral Expert by applying the principles of sections 91 et seq. of the German Code of Civil Procedure (Zivilprozessordnung). Any advance payments requested by the Neutral Expert shall (i) be borne in equal shares by the Purchaser and the Seller and (ii) be settled among them against the respective final payment obligation pursuant to this Section 6.8.
i.Final 2019 Financial Statements
The 2019 Financial Statements and the Adjusted Purchase Price Statement shall be final and binding if and to the extent,

(i)the Purchaser has not provided a Notice of Objections regarding the 2019 Financial Statements and/or has not provided a Revised Adjusted Purchase Price Statement with regard to the Adjusted Purchase Price Statements in accordance with Section 6.5;
(ii)the Seller and the Purchaser have reached an agreement concerning the Disputed Items (if any) in accordance with Section 6.6; or
(iii)the Neutral Expert has decided about the unresolved Disputed Items pursuant to Section 6.7.
The final and binding 2019 Financial Statements and Adjusted Purchase Price Statement determined in accordance with this Section 6.9 are referred to herein as the “Final Purchase Price Statement”.
j.Adjustment Amount
If (i) the Purchase Price determined in the Final Purchase Price Statement exceeds the Preliminary Purchase Price, the Purchaser shall pay to the Seller an amount equal to such excess, or (ii) the Purchase Price determined in the Final Purchase Price Statement falls short of the Preliminary Purchase Price, the Seller shall pay to the Purchaser an amount equal to such shortfall (any such amount to be paid by the Purchaser or the Seller, the “Adjustment Amount”).
k.Due Date of Adjustment Amount
The Adjustment Amount becomes due on the tenth (10th) Business Day after 2019 Financial Statements have become final and binding upon the Parties in accordance with Section 6.9. For the avoidance of doubt, any undisputed adjustment amounts, i.e. amounts which are not subject to any Notice of Objections, shall become due on the tenth (10th) Business Day following the lapse of the thirty (30) Business Day period set forth in Section 6.5.
7.Repayment of Bank Debt
a.On the Scheduled Closing Date, the Purchaser shall discharge all liabilities under the Finance Documents outstanding as of the Scheduled Closing Date on behalf of the relevant Group Companies by (re)paying all out-standing amounts (including accrued and unpaid interest as well as break costs, fees, prepayment and all other charges and costs relating to the Finance Documents) (the aforementioned outstanding liabilities, the “Bank Repayment Amount”).
b.The estimated Bank Repayment Amount shall be notified by the Seller to the Purchaser on the fifth (5th) Business Day prior to the Scheduled Closing Date and the final Bank Repayment Amount shall be notified by the Seller to the Purchaser on the second (2nd) Business Day prior to the Scheduled Closing Date on the basis of a written notice provided by the lenders under the Finance Documents (“Finance Parties”) or the relevant facilities agents on their behalf.
c.The Seller shall, in form and substance as agreed with the Purchaser prior to execution thereof, deliver to the Purchaser no later than two (2) Business Day prior to the Scheduled Closing Date a pdf-copy of the executed letter from or an executed agreement with the Finance Parties and/or the security agent under the Finance Documents (such letter or agreement, the “Release Letter”) releasing and/or retransferring at Closing automatically with receipt of the Bank Repayment Amount, as the case may be, all Financing Collateral or, if and to the extent such release and/or retransfer is legally or technically not possible at Closing, as soon as it is legally and technically possible thereafter, subject only to payment of the Bank Repayment Amount to one or more bank accounts as designated by the Financing Parties (or the relevant agents or security agents on behalf of the Finance Parties) in the Release Letter (together “Finance Parties’ Bank Account”).
8.Payments and Default
a.Modes of Payment
Any payments by the Parties under or in connection with this Agreement shall be made in Euros and shall be made by irrevocable wire transfer of immediately available funds, free and clear of any costs, fees, taxes and other charges (other than costs, fees, taxes or other charges of the recipient’s bank). Any such payment shall be deemed to be made only upon the irrevocable and unconditional crediting of the amount payable (without deduction of any costs, fees, taxes or other charges other than those of the recipient’s bank) to the relevant bank account of the respective Party.
b.Seller’s Bank Account
Any payments due and payable to the Seller under this Agreement shall be made into the following bank account, or such other bank account within the European Union as the Seller may notify to the Purchaser by a written notice (including e-mail) no later than five (5) Business Days prior to the due date of the respective payment (the “Seller’s Bank Account”):
[***]
Please note that “EUR” is part of the 20 digit IBAN number and so needs to be included when wiring the funds-
c.Purchaser’s Bank Account
Any payments due and payable to the Purchaser under this Agreement shall be made into the bank account within the European Union as the Purchaser has to notify to the Seller by a written notice (including e-mail) no later than five (5) Business Days prior to the due date of the respective payment (the “Purchaser’s Bank Account”):
d.Default Interest
Any failure by a Party to make any payment hereunder on the date when it is due in accordance with this Agreement shall result in such Party’s immediate default, without any reminder being required, unless the respective Party provides reasonable evidence to the receiving Party that it has wired the respective payment on the due date and such amount is received at the respective recipient’s account (which is to be notified without undue delay by the receiving Party) within one (1) Business Day after the due date. Without prejudice to any other contractual or statutory rights of the other Party, in order to compensate the other Party for the damages incurred in case of default, the amount due shall bear default interest from and including the date that is one (1) Business Day after the date it became due until and excluding the date of actual receipt by the other Party at an interest rate of [***].
e.No Set Off; No Right of Retention
Except as expressly provided otherwise herein, neither Party shall be entitled (i) to set off (aufrechnen) any rights or claims it may have against any rights or claims the respective other Party may have under or in connection with this Agreement or (ii) to refuse to perform any obligation it may have under or in connection with this Agreement on the grounds that it has a right of retention (Zurückbehaltungsrecht), unless the rights or claims to be set off or the right of retention (Zurückbehaltungsrecht) have been expressly and specifically acknowledged (ausdrücklich anerkannt) in writing by the respective other Party or have been established by a final decision (rechtskräftig festgestellt) of a competent court (Gericht) or arbitral tribunal (Schiedsgericht).
9.Closing Condition
a.Closing Condition
The respective obligations of the Seller and the Purchaser to take the Closing Actions and to effect the Closing (as defined in Section 10.1 below) are subject to the satisfaction of the condition precedent (aufschiebende Bedingung) (the “Closing Condition”) that neither [***] has given or threatened in writing to give or has been given notice of termination of their respective employment/service agreement with exocad Group GmbH both dated 12 February 2010 (as amended from time to time) prior to and including 31 March 2020.
b.No Interference
The Purchaser and the Guarantor undertake not to, and shall procure (steht dafür ein) that their Affiliates will not, take any action, enter into any transaction or into any agreement to effect any transaction (including any merger or acquisition), that might result in a merger control filing obligation for a Party in relation to the Transaction or might otherwise reasonably be expected to make it more difficult to consummate, or otherwise prevent, delay or interfere with the consummation of the transactions contemplated under this Agreement.
c.Waiver
The Purchaser may waive the fulfillment of the Closing Condition set forth in Section 9.1, in whole or in part, by written notice to the Seller. The effect of any waiver of the Closing Condition (in whole or in part) shall be limited to eliminating the need that the Closing Condition be satisfied and, unless otherwise agreed, shall not limit or prejudice any claims that the either Party may have against the respective other Party with respect to any circumstances relating to the respective Closing Condition.
10.Closing Date; Closing; Closing Actions
a.Place and Time of Closing
The consummation of the Transaction (the “Closing”) shall occur at 10:00 hrs. CEST, on 1 April 2020, provided that none of the events set forth in Section 9.1 have occurred before that date, at the offices of Latham & Watkins LLP in Maximilianstraße 13, 80539 Munich, Germany, or at any other time, date or place mutually agreed upon in writing by the Seller and the Purchaser (the “Scheduled Closing Date”). The date on which the Closing actually occurs and on which the last of the Closing Action has taken place or has been duly waived shall be referred to as the “Closing Date”. “Business Day” means any day, other than Saturdays and Sundays, on which banks are open for general business in Frankfurt am Main (Germany), Munich (Germany), London (United Kingdom) and Luxembourg (Grand Duchy of Luxembourg) as well as in San José, California (USA).
b.Closing Actions
On the Scheduled Closing Date, the Seller and the Purchaser (as the case may be) shall, in prompt succession, take, or cause to be taken, the following actions as set forth in

Section 10.2(a) to 10.2(h) simultaneously (Zug um Zug) in the sequence as set out below (the “Closing Actions”), provided that the documents to be exchanged in fulfillment of the Closing Actions are physically available to the legal advisors of the Parties on the Scheduled Closing Date at the place at which the Closing shall take place and those documents, of which agreed form versions are attached to this Agreement, are substantially in the form as attached hereto:
(i)The Purchaser shall pay an amount equal to the Preliminary Purchase Price into the Seller’s Bank Account and such amount shall be finally credited to the Seller’s Bank Account;
(ii)The Purchaser shall pay the Bank Repayment Amount on behalf of the relevant Group Companies into the Finance Parties’ Bank Account and the Bank Repayment Amount shall be finally credited to the Finance Parties’ Account;
(iii)The Seller and the Purchaser shall execute the Closing Disclosure Letter, substantially in the form as attached in Exhibit 10.2(c);
(iv)The Seller shall deliver the Shareholder Loan Termination Agreement to the Purchaser;
(v)The Seller shall deliver to the Purchaser duly executed Advisory Board Resignation Letters for each of [***];
(vi)The Purchaser shall procure that the Shareholders’ Resolution exocad Group GmbH is passed;
(vii)The Purchaser shall pass the Shareholders’ Resolution Company; and
(viii)The Purchaser shall, and shall cause the respective Group Companies to, pass the Shareholders’ Resolutions Subsidiaries.
c.Closing Confirmation
Following the performance (or valid waiver in accordance with Section 10.4) of the Closing Actions, the Seller and the Purchaser shall execute a closing confirmation substantially in the form as attached in Exhibit 10.3 (the “Closing Confirmation”) confirming the due fulfillment and/or waiver, as the case may be, of the Closing Condition and the due performance and/or waiver, as the case may be, of the Closing Actions. The legal effect of the Closing Confirmation shall be to serve as prima facie evidence that the Closing Condition has been fulfilled and/or duly waived and that the Closing Actions have been performed and/or duly waived. However, the execution of the Closing Confirmation shall not limit or prejudice any rights of the Parties arising under or in connection with this Agreement or under applicable law.
d.Waiver of Closing Actions
The Seller and the Purchaser may waive the performance of any of the Closing Actions (or parts thereof) by way of written agreement, provided that (i) each of the Closing Actions pursuant to Sections 10.2(a), 10.2(b), 10.2(f), 10.2(g) and 10.2(h) may be unilaterally waived in writing by the Seller, and (ii) each of the Closing Actions pursuant to Sections 10.2(c), 10.2(d) and 10.2(e) may be unilaterally waived in writing by the Purchaser. Any such waiver shall not prejudice any rights or remedies which may be available to the waiving Party under or in connection with this Agreement and may include a requirement that the relevant Closing

Action (or parts thereof) shall be fulfilled as soon as possible, and the waiving Party shall be entitled to request such due performance after the Closing Date.
e.Consequences of Non-Satisfaction of the Closing Condition or Non-Performance of Closing Actions
(i)Termination Rights
The Seller shall be entitled to terminate this Agreement by way of rescission (Rücktritt) with effect for all Parties by giving written notice (including fax or e-mail) thereof to the Purchaser if either:
(1)Closing has not taken place by 30 April 2020 (the “Long Stop Date”) at the latest, although the Closing Condition is fulfilled; or
(2)the actual payment of the Preliminary Purchase Price by the Purchaser under this Agreement to be made on the Scheduled Closing Date pursuant to Section 10.2(a) is not made and the final receipt of such payment on the Seller’s Bank Account as set forth under Section 10.2(a) above has not occurred in full at the latest on the second (2nd) Business Day following the day when it was due in accordance with the terms of this Agreement.
(ii)Consequences of Termination
In the event of a termination of this Agreement in accordance with and except as otherwise provided in this Section 10.5, the Parties shall have no claims and liability against each other under this Agreement except that, unless the failure by the Seller to perform any of its obligations relevant for the Closing to occur under this Agreement at or prior to such date shall have resulted in the Closing not to occur:
(1)the Purchaser shall pay to the Seller on the fifth (5th) Business Day after the rescission a lump-sum amount of EUR [***]to compensate the Seller for any damages, costs and expenses incurred in connection with the transactions contemplated under this Agreement;
(2)notwithstanding and in addition to the Seller’s claim under sub-paragraph (i) above, the Purchaser shall remain liable to the Seller for any damages (within the meaning of sections 249 et seq. BGB) incurred by the Seller and/or the Group as a result of the termination of this Agreement and/or the non-occurrence of Closing whereas the amount of the Lump-Sum Compensation paid to the Seller shall be set off against any such damages (Anrechnung des pauschalisierten Schadensersatzes); and
(3)Sections 10.5(b) (Consequences of Termination), 19 (Seller’s Remedies), 20 (Guarantor’s Undertaking), 22 (Confidentiality), 23 (Miscellaneous), 24 (Governing Law and Place of Jurisdiction) and 25 (Severability) of this Agreement shall also survive and remain in full force and effect after a termination of this Agreement.
11.Seller’s Guarantees
a.The Parties have intensively discussed and negotiated if and to what extent the Seller shall be liable for defects relating to the Sold Shares, the Shareholder Loan Receivable, the Group and the Business and have decided to depart from the statutory warranties regarding a sale

(gesetzliche Kaufgewährleistung). Instead, they have agreed to replace the statutory system and provide for an independent catalogue of specific rights of the Purchaser individually agreed between the Parties as set forth in Sections 11, 12, 13, 14 and 15. Subject to the limitations of liabilities and the explicit restrictions and exclusions of certain legal rights agreed in this Agreement, the Seller represents and warrants to the Purchaser by way of an independent promise of guarantee (selbständiges Garantieversprechen) pursuant to section 311 paragraph 1 BGB that the statements set out in Sections 11.2 to 11.5 and in 11.6 and Exhibit 11.6 (each a “Seller’s Guarantee” and together the “Seller’s Guarantees” and the Seller’s Guarantees pursuant to Sections 11.2 through 11.5 the “Fundamental Guarantees”) are true and correct as at the Signing Date and the Fundamental Guarantees also as of the Closing Date, unless a different date is set out in the relevant Seller’s Guarantee, whereby it is understood and agreed by the Parties that:
(i)the Seller’s Guarantees and the Tax Warranties shall be the sole and exclusive guarantees (i.e. there shall be no other guarantees, confirmations or assurances) by the Seller under or in connection with this Agreement;
(ii)the Seller’s Guarantees and the Tax Warranties are given on the grounds (Geschäftsgrundlage) that for the purpose of giving the Seller’s Guarantees and the Tax Warranties (i) the Seller may not have first-hand knowledge with respect to the subject matters of the Seller’s Guarantees set forth in Exhibit 11.6 or the Tax Warranties and, except as explicitly and specifically set out in Section 11.7, neither the Seller nor any of its managers (gérant), employees or advisors have independently examined or verified the underlying facts, matters, circumstances or statements made in such Seller’s Guarantees set forth in Exhibit 11.6 or the Tax Warranties or the Exhibits or the Schedules as prepared by the Company or any other Group Company and their management, but had rather to rely on documentation and information made available by the management and employees of the Group Companies as well as the reasonable assurances given by the management and employees of the Group Companies in the inquiry as set out in Section 11.7(b) and the related disclosures, provided that all of the foregoing shall not in any way change any liability of the Seller which it explicitly has under the provisions of this Agreement, and (ii) nothing in this Agreement shall imply a duty of the Seller (including its managers (gérant), employees or advisors) to make specific or other enquiries or researches of whatever nature, in particular beyond the inquiry as set out in Section 11.7(b) and (iii) the lack of (x) such first-hand knowledge, (y) the ability to independently verify such Seller’s Guarantees and such Tax Warranties, and (z) such examinations or verifications of the Seller, or the need to rely on reasonable assurances made by the management and employees of the Group Companies shall as such in no event be regarded as acting in a fraudulent manner (keine Arglist aufgrund von Angaben “ins Blaue hinein” wegen unterbliebener Untersuchungen oder Überprüfungen des Verkäufers), and the Purchaser waives any rights and/or claims against the Seller based on such legal grounds - other than for other intent or wilful misconduct of the Seller - to the largest extent legally permissible.
b.Power and Authority
(i)On the Signing Date and on the Closing Date,
(1)the Seller has the full corporate and legal authority to enter into this Agreement and to carry out the Transaction. This Agreement has been duly executed by or on behalf of the Seller and constitutes its binding obligation; and
(2)There is, to the Seller’s Knowledge, no action, suit, investigation or proceeding pending or threatened against the Seller before any Governmental Authority which challenges or seeks to prevent the Transaction.
“Governmental Authority” means for the purposes of this Agreement (i) any government, governmental or quasi-governmental authority, entity, ministry, department, commission, board, agency or instrumentality; (ii) any court, tribunal, or judicial or arbitral body, whether federal, state, provincial, local or foreign; and (iii) anybody exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature.
(ii)On the Signing Date and on the Closing Date, no insolvency or similar proceedings have been, or to the Seller’s Knowledge have been threatened to be, opened over the assets of the Seller. The Seller is not illiquid (zahlungsunfähig) or over-indebted (überschuldet) within the meaning of sections 16 et seqq. German Insolvency Code (Insolvenzordnung – “InsO”) or any other comparable applicable insolvency laws of other applicable jurisdictions, in particular the Grand Duchy of Luxembourg.
c.Title to Sold Shares and others
On the Signing Date and on the Closing Date:
(i)The Company has been duly established and is validly existing under the laws of Germany.
(ii)The Seller is the sole legal and beneficial owner of the Sold Shares as set out in Section 2.1(c) and the Sold Shares are free from any third party rights and clear of any encumbrances (Belastungen) for the benefit of any third party, are validly issued and the contributions thereon (Einlagen) are fully paid up and have not been repaid or returned in whole or in part in any breach of Section 30 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung); there is no additional contribution obligation (Nachschusspflicht). Neither the Sold Shares nor any shares in any of the Subsidiaries are subject to any (i) trust arrangement (Treuhandverhältnis), sub-participation (Unterbeteiligung) or similar arrangement, (ii) pending transfer or other disposition (Verfügung), (iii) sale, contribution or other contractual arrangement creating an obligation to transfer or encumber or (iv) shareholder's resolution on the redemption (Einziehung) of such shares.
(iii)The information in Preamble (A) and in Section 2.1 is complete and correct.
(iv)The Sold Shares constitute the entire share capital of the Company, and the shares in the Subsidiaries as referred to in Exhibit 2.1(d) constitute the entire share or other equity capital of the Group Companies, all as set forth therein. Neither the Seller, nor any Seller's Affiliate nor any other third party has, with respect to any Sold Shares or such shares in Subsidiaries, any pre-emptive right (Vorkaufsrecht), right of first refusal (Vorerwerbsrecht), subscription right (Bezugsrecht), option right (Optionsrecht), conversion right (Wandlungsrecht) or similar right, or is party to an agreement that may result in any such rights. There are no agreements which require the allotment, issue or transfer of any debentures in, or securities of, the Group Companies.
(v)No Group Company is a party to any written and binding agreement relating to the acquisition or sale of, or a similar transaction involving, any interests in other legal entities or any business (Betrieb) or parts thereof (Betriebsteile), other than agreements which have already been fully performed by all parties thereto.
(vi)Regarding any of the Group Companies there are no silent partnerships (stille Beteiligung), stock-appreciation rights, stock-based performance units, “phantom” stock rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other similar attribute of any Group Company.
d.Subsidiaries
On the Signing Date and on the Closing Date,
(i)the Subsidiaries have been duly established and are validly existing under the laws of their respective jurisdiction or formation; and
(ii)except under the Finance Documents, the shares in the Subsidiaries as set out in Exhibit 2.1(d) are free from any third party rights and clear of any encumbrances (Belastungen), are validly issued and the contributions thereon (Einlagen) are fully paid up and have not been repaid; there is no additional contribution obligation (Nachschusspflicht); and
(iii)there are no agreements with or commitments towards third parties outside the Group, providing for the issuance of additional shares in any of the Subsidiaries.
e.Ownership of the Shareholder Loans Receivable
On the Signing Date and on the Closing Date,
(i)the information in Section 2.3 is complete and correct;
(ii)the Seller is the sole and unrestricted owner of the Shareholder Loan Receivable; and
(iii)the Shareholder Loan Receivable is free and clear of any third party rights.
f.Operational Guarantees
Exhibit 11.6 sets out further Seller’s Guarantees.
g.Seller’s Knowledge
(i)For the purpose of and in connection with this Agreement, “Seller’s Knowledge” means exclusively the actual and individual knowledge (positive Kenntnis) of the Seller’s managers (gérant) as set forth in Exhibit 11.7 or another natural person managing director of the Seller at the relevant point in time (each a “Knowledge Bearer”) at the Signing Date (and for purposes of the Closing Disclosure Letter, at the date of the Closing Disclosure Letter) after the written (including by e-mail)

inquiry pursuant to Section 11.7(b). Whenever there is a reference to “subject to Seller’s Knowledge” this shall be read and understood as “to Seller’s Knowledge”.
Seller’s Knowledge shall be determined
(1)for each Knowledge Bearer separately, i.e., there shall be no attribution of knowledge between the Knowledge Bearers; and
(2)without the attribution of any actual knowledge of any person, other than in the course of the inquiry as provided to [***] – or another natural person managing director of the Seller – as one of the Knowledge Bearers by an Inquired Individual pursuant to Section 11.7(b); and
(3)without the attribution of any deemed knowledge of any person.
Any liability of the Seller with regard to constructive knowledge or with regard to information available in any files, documents or correspondence of the Group or the Seller or any of the Knowledge Bearers, but not actually known by the respective Knowledge Bearer (aktenmäßig verfügbar, aber nicht positiv bekannt), shall be excluded and waived and therefore do not form part of Seller’s Knowledge.
(ii)No earlier than one (1) calendar day prior to the Signing Date and one (1) calendar day prior to the Closing Date for purposes of the preparation and issuance of the Closing Disclosure Letter, [***] – or another natural person managing director of the Seller – as one of the Knowledge Bearers discussed (in case of the Closing Disclosure Letter, will discuss) the Seller’s Guarantees and the Tax Warranties with each of [***] (each an “Inquired Individual”) and inquired them, on the basis of a (written) document providing the Seller’s Guarantees and the Tax Warranties and the Exhibits and Schedules thereto, whether to the individual actual knowledge of each of the Inquired Individuals at the time of their inquiry by [***] – or another natural person managing director of the Seller – there are any facts or circumstances that would render the Seller’s Guarantees and the Tax Warranties which are qualified “to the Seller’s Knowledge” or “subject to Seller’s Knowledge” as being not true or incorrect as at the respective date of such inquiry. Notwithstanding the provisions set forth in Section 14.9, the Parties agree that the information explicitly provided by the Inquired Individuals to [***]– or another natural person managing director of the Seller – during such inquiry shall be attributable to the Knowledge Bearers’ actual knowledge as at the relevant date as set forth above.
“Closing Disclosure Letter” shall mean a disclosure letter substantially in the form as attached in Exhibit 10.2(c), according to which the Seller warrants to the Purchaser by way of an independent promise of guarantee irrespective of fault (selbständiges, verschuldensunabhängiges Garantieversprechen) in accordance with section 311 para. 1 BGB that, to the Seller’s Knowledge, the statements set forth in Sections 11.2 through 11.5, Section 15.2 and in Exhibit 11.6 are correct as of the date of the Closing Disclosure Letter, with the understanding that the Seller shall disclose any facts and circumstances which have occurred between the Signing Date (excluding) and (including) the date of the Closing Disclosure Letter and which had resulted in a breach of the Tax Warranties in Section 15.2 and/or the Seller’s Guarantees in Sections 11.2 through 11.5 and/or in Exhibit 11.6 had they been given as at the Closing Date. For the avoidance of doubt, the Closing Disclosure Letter shall not establish any rights of the Purchaser to rescind or challenge or contest or nullify this Agreement and shall not extent the liability of the Seller towards the Purchaser under this Agreement beyond what has been explicitly agreed between the Parties in this Agreement.
h.The Seller does not make any representations, warranties or guarantees regarding the Sold Shares, the Shareholder Loan Receivable, the Group Companies and/or the Business other than the Seller’s Guarantees and the Tax Warranties as set forth and based on the terms of this Agreement. The Purchaser hereby expressly confirms and agrees to acquire the Sold Shares, the Shareholder Loan Receivable, the Group Companies and the Business based upon Purchaser’s own inspection, examination and evaluation/assessment with respect thereto, including the due diligence investigation with assistance of the Purchaser’s Representatives as was usual in the context of an auction process (as defined below) (the “Due Diligence”), without reliance upon any express or implied representations, warranties or guarantees of any nature made by the Seller except for the Seller’s Guarantees and the Tax Warranties. Without limiting the generality of the foregoing, the Purchaser acknowledges that the Seller gives no representation, warranty or guarantee with respect to:
(i)any projections, estimates or budgets delivered or made available to the Purchaser or its Affiliates or any of their respective (managing) directors, employees, agents, advisors or other representatives (“Purchaser’s Representatives”) of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or the future business operations of the Group Companies; or
(ii)any other information or documents made available to the Purchaser’s Representatives with respect to the past, current or future business or the Group, except as expressly set forth in the Seller’s Guarantees and the Tax Warranties.
12.Seller’s Covenants
a.Conduct of Business
During the period from the Signing Date until the Closing, except for the transactions disclosed and described in reasonable detail in Exhibit 12.1-1 or for any transactions contemplated by or any facts or events explicitly disclosed in this Agreement, the Seller shall
(i)in its capacity as shareholder of the Company, if and to the extent permitted by mandatory law, instruct the Company by passing a shareholder's resolution of the Company, substantially in the form as attached hereto as Exhibit 12.1(a),
(ii)with respect to the Subsidiaries, if and to the extent permitted by mandatory law, exercise its rights as shareholder of the Company to instruct the Subsidiaries by causing the Company in its capacity as direct shareholder of exocad Holding GmbH to pass a shareholder's resolution of exocad Holding GmbH, substantially in the form as attached hereto as Exhibit 12.1(b), not to take any of the following actions without the Purchaser’s prior consent (e-mail sufficient), which shall not be unreasonably withheld, conditioned or delayed, and deemed to be granted if the Purchaser does not object to the proposed action within five (5) Business Days after having received a duly substantiated written (e-mail sufficient) request by the Seller describing the relevant facts and circumstances:
1.adopt any domination, profit and loss transfer or any other enterprise agreements (Unternehmensverträge) within the meaning of sections 291 and 292 of the German

Stock Corporation Act (Aktiengesetz) or similar corporate agreements under the laws of other jurisdictions, in each case involving any Group Company;
2.enter into any merger, split-off, spin-off, conversion or any other restructuring, recapitalization or reorganization, in particular under the German Transformation Act (Umwandlungsgesetz) or any equivalent provision under other applicable laws, in each case involving any Group Company;
3.(i) redeem any shares in any of the Group Companies or (ii) liquidate any of the Group Companies or (iii) elect new auditors for any of the Group Companies;
4.appoint, dismiss or execute any changes to the service or employment agreement of any (aa) (managing) director, (bb) officer or (cc) employee, in case of (bb) and (cc) with an annual gross base salary of EUR 100,000 (in words: one hundred thousand Euros) or more or an equivalent amount in a foreign currency;
5.introduce any (new) monetary benefits for any (managing) director, officer or employee of any Group Company resulting in cost and liabilities in an aggregate amount in excess of EUR 500,000 (in words: five hundred thousand Euros) per annum;
6.elect any auditors for any Group Company for the financial year 2020;
7.sell, transfer, create any encumbrances on or otherwise dispose of any Material IP or Proprietary Software or (i) terminate or (ii) sell any licenses, in each case of (i) and (ii) outside the ordinary course of business of the Group;
8.incur any new financial indebtedness (i) for borrowed money in excess of EUR 100,000 (in words: one hundred thousand Euros) in the individual case and EUR 500,000 (in words: five hundred thousand Euros) in the aggregate, in each case other than (aa) among Group Companies and (bb) in the ordinary course of business consistent with past practice or (ii) with the Seller or any Seller's Affiliate;
9.pay or otherwise discharge, or provide security for, any material liabilities (whether matured, unmatured, asserted or unasserted, contingent or otherwise), other than (i) the regular servicing of any debt under or pursuant to the Finance Documents, (ii) the discharge of trade accounts payable, both in the ordinary course of business and (iii) security granted, paid or otherwise discharged among Group Companies;
10.terminate any Material Agreement, except for cause in case of a material breach by a party of a Material Agreement other than a Group Company;
11.enter into any sale, assignment, lease or other form of disposal, in each case outside the ordinary course of business, of any fixed assets (Anlagevermögen) other than transactions among Group Companies, for a value exceeding EUR 50,000 (in words: fifty thousand Euros) in the individual case and EUR 100,000 (in words: one hundred thousand Euros) in the aggregate;
12.cancel, settle or waive any claim or pending or threatened litigation or arbitration involving the Group Company exceeding EUR 250,000 (in words: two hundred and fifty thousand Euros) in the individual case and EUR 500,000 (in words: five hundred thousand Euros) in the aggregate; or
13.enter into any written binding agreement to do any of the foregoing.

b.No Leakage
During the period from the beginning of the calendar day following the Effective Date until the Closing, the Seller shall procure and is responsible that no Leakage, other than Permitted Leakage, occurs.
“Leakage” shall mean any of the following actions or matters carried out or existing or agreed to be carried out (in each case up to Closing) in any particular case to or for the benefit or account of (i) the Seller, or (ii) an Affiliate of the Seller, (iii) any individual person, who is a relative (Angehöriger) within the meaning of Section 15 of the German Tax Code (Abgabenordnung – AO) of any shareholder of the Seller, (iv) any individual person, who is a relative (Angehöriger) or related legal entity, in each case within the meaning of section 138 German Insolvency Code (Insolvenzordnung) of any shareholder of the Seller or (v) any entity under Control of any person pursuant to (iii) or (iv), or (vi) any entity acting as manager or investment advisor of any of the foregoing persons (in each case excluding the Group Companies) (collectively the “Seller’s Affiliates”):
14.any dividend or similar distribution (whether in cash or in kind) declared, paid or made by any Group Company;
15.any cost, expense, bonus, fees or commissions to any advisor, broker or finder, or any transaction or exit bonuses to any (managing) director or employee of the Group Companies in connection with the Transaction or the execution of this Agreement, in each case, paid or reimbursed by a Group Company;
16.any return of capital (whether by reduction of capital or redemption or purchase of shares or otherwise) by any Group Company or any amount payable on the repurchase, redemption or reduction of any share capital in any Group Company;
17.any assumption, fulfilment or issuance of any guarantees or securities for any obligation of or for a liability legally or commercially owed by a Seller and/or Seller’s Affiliate;
18.any asset transfer, purchase or disposal between a Group Company and the Seller or any of the Seller's Affiliates other than in the ordinary course of a trading activity and at arm's length terms;
19.any lending or borrowing between a Group Company and the Seller or any of the Seller's Affiliates and any increase or reduction thereof; and
20.any binding agreement to do any of the foregoing, and
21.any taxes arising out of or in connection with any of the above, provided that, for the avoidance of doubt, (i) any Permitted Leakage and (ii) actions or matters under (a) through (h) above to or for the benefit of a Group Company and/or any third party which is not a Seller or a Seller’s Affiliate shall not constitute Leakage and shall not be prohibited.
“Permitted Leakage” shall mean any distribution, payment, cost, action, matter or transaction
1.specifically and explicitly provided for in this Agreement, such as, e.g. the Shareholder Loan Receivable and its repayment;

2.in relation to which the Group Companies have received an arm’s-length consideration, benefit or service or the Group Companies have otherwise been adequately compensated or reimbursed for and all of which are exclusively and finally listed in Exhibit 12.2(b);
3.resulting in or qualifying as internal administration or overhead costs of the Group Companies incurred in connection with the preparation of the Transaction;
4.approved by the Purchaser in writing after the date hereof (including fax or e-mail);
5.made in fulfilment of management service or employment agreements entered into by the Group Companies and/or made towards directors, managers or managing directors of the Group Companies and/or the members of the Advisory Board or any other corporate body under the relevant agreements (advisory/service/employment) existing as of the date hereof and exclusively and finally listed in Exhibit 12.2(e); or
6.disclosed in Exhibit 12.2(f).
In case of a breach of the Seller’s Covenant pursuant to this Section 12.2, following Closing, the Seller shall pay to the relevant Group Companies or, at the Purchaser's election, the Purchaser on a Euro-for-Euro basis a sum equal to the amount of Leakage received by the Seller or any of the Seller’s Affiliates.
c.Related Party Agreements
Except as otherwise set forth on Exhibit 12.3, prior to the Closing, the Sellers shall cause all Related Party Agreements to be terminated and settled and all liabilities of the Group Companies thereunder to be fully discharged at the expense of the Seller as of no later than immediately prior to the Closing.
d.No Other Seller’s Covenants
The Seller’s obligations under Section 12.1 through 12.3 (collectively the “Seller’s Covenants”) shall lapse (erlöschen) as of the Closing. The Seller’s Covenants shall be the sole and exclusive covenants for the respective period of time (i.e. there shall be no other covenants) by the Seller under or in connection with this Agreement.
13.Remedies
a.Self-Contained Regime
The Parties hereby expressly exclude the application of sections 434 through 453 BGB as well as any and all statutory warranty claims thereunder and hereby agree that the Seller’s Guarantees in particular do not qualify as guarantees (Beschaffenheitsgarantien) within the meaning of sections 443 and 444 BGB, and that the consequences of any breach of the Seller’s Guarantees, the Seller’s Covenants and of any other obligations, covenants, agreements, undertaking by or claim against the Seller under or in connection with this Agreement shall exclusively be governed by the terms and conditions of this Agreement. Furthermore, the Parties confirm that the limitations to the Seller’s Guarantees and Seller’s Covenants as specified in this Section 13 or otherwise in this Agreement shall form an integral part of the Seller’s Guarantees and the Seller’s Covenants, and that the Seller’s Guarantees and the Seller’s Covenants are only given subject to such provisions and limitations.

b.Administration of Purchaser Claims
7.The Purchaser undertakes to notify the Seller as to any potential breach of any of the Seller’s Guarantees or Seller’s Covenants or any other obligation, covenant, agreement, undertaking by or claim against the Seller under or in connection with this Agreement (the “Purchaser Claim”) without undue delay, but in any event within a period of three (3) weeks as from the Purchaser’s or the Purchaser’s Representatives’ respective actual knowledge of the relevant facts or circumstances relating to a Purchaser Claim in order to preserve any rights and claims under this Agreement, provided, however, that any failure to duly notify the Seller shall not forfeit the Purchaser's Claim, but the Purchaser shall only be forfeited from making a claim for an increase in damages caused by such non-compliance; provided that such notice (the “Claim Notice”) shall state the nature of the Purchaser Claim in reasonable detail, including the amount involved to the extent such amount can already be reasonably determined at the time when such notice is given.
8.In case of any Purchaser Claim, the Seller may attempt to remedy the notified potential breach (alleged to give rise to the Purchaser Claim). If the Seller fails to remedy the potential breach within a period not to exceed one (1) calendar month after the Seller has received a Claim Notice or the potential breach cannot be remedied or the Seller has finally refused towards the Purchaser in writing to remedy the breach, the Purchaser shall be entitled to claim from the Seller compensation of any Losses suffered by the Purchaser or the Group Companies in accordance with this Agreement.
9.Without prejudice to the validity of the Purchaser Claim, the Purchaser shall allow, and shall procure (steht dafür ein) that the Group Companies allow, the Seller and its Seller’s Representatives to investigate the matter and circumstances alleged to give rise to such Purchaser Claim, and whether and to what extent any amount is payable in respect of such Purchaser Claim, and, for such purpose, the Purchaser shall give, and shall procure (steht dafür ein) that the Group Companies give, in each case at their own cost such reasonably requested information and assistance, including reasonable access to the Purchaser’s and the Group Companies’ premises and personnel during normal business hours and including the right to examine and copy or photograph any assets, accounts, documents and records as the Seller and its Seller’s Representatives may reasonably request. This provision shall also apply in case of court or arbitration proceedings pending among the Parties in connection with this Agreement, provided, however, that in such case the Seller shall have to bear the Group Companies' costs and expenses for any such assistance and access.
c.Calculation of Damages
[***].
d.Consideration of Advantages
10.Any liability of the Seller for a Purchaser Claim shall be excluded if and to the extent:
i.the amount of the Purchaser Claim is actually recovered under insurance policies or claims against third parties (with the Purchaser hereby undertaking to pursue any such insurance claim or claim against third parties with the care of a prudent business man and to the extent legally possible, but always being permitted to take the interest of the Business, in particular customer and supplier relations, into account) or would have been recovered if the insurance policies of the Group Companies in effect prior to the Closing Date had been maintained after the Closing;
ii.the Purchaser Claim arises, or the amount of the Purchaser Claim is increased, as a result of changes in circumstances or changes in the legal position (including changes in law, statute, ordinance, rule, regulation, general accounting policies or administrative practice of Governmental Authorities) which occurred after the Signing Date;
iii.the Purchaser Claim is based on the same circumstances or facts that have already been considered or claimed in relation to any other claim of the Purchaser against the Seller under this Agreement (no double dip);
iv.the matter to which the Purchaser Claim relates has explicitly been taken into account in the 2019 Financial Statements as a write-off (Abschreibung), value adjustment (Wertberichtigung), liability (Verbindlichkeit) or provision (Rückstellung), not including however, general adjustments or provisions made for the relevant risk category (e.g. Pauschalwertberichtigungen, Pauschalrückstellungen);
v.either the Purchaser or any of the Purchaser’s Representatives, or (following the Closing Date) any of the Group Companies or any of their respective (managing) directors, employees or other representatives have aggravated (erhöht) such Purchaser Claim or any Losses resulting therefrom or failed to mitigate Losses pursuant to section 254 BGB; or
vi.in case of Purchaser Claims other than Exempted Claims, the Purchaser has failed to comply with any of its covenants, obligations and other commitments under Section 13.2 or Section 13.6 or Section 17.1, in which case, however, only such increase of Loss or similar shall be forfeited which is actually caused by such non-compliance.
11.Any payments actually made by the Seller in order to discharge a liability, which is or becomes excluded or reduced under this Section 13.4, shall be refunded by the Purchaser to the Seller without undue delay upon the notification of the Purchaser by the Seller thereof.
e.Effects of Knowledge
12.A Purchaser Claim cannot be raised against the Seller, and the Seller’s liability shall be excluded if and to the extent the facts or circumstances giving rise to a Purchaser Claim are known on the Signing Date by the Purchaser or any of the Purchaser’s Representatives based on the standard of a person that is aware of the legal framework, laws and regulations applicable to the Business and the Group Companies and that has performed a professional due diligence exercise customary for transactions of the size and kind as the Transaction.
13.The Purchaser shall, other than with respect to Tax Warranties pursuant to Section 15, be deemed to have positive knowledge of all matters explicitly set out in this Agreement, including its Exhibits and Schedules, as well as all matters Fairly Disclosed in:

vii.other than with respect to Exempted Claims, the written statements (including in e-mails) made, and written answers given (including in e-mails), to the Purchaser and/or the Purchaser’s Representatives during the question & answer (Q&A) process instituted with respect to the Due Diligence and written correspondence (including in e-mails) with any of (A) the Group’s representatives (including the Subsidiaries’ (managing) directors, employees, advisors and counsel) and/or (B) the Seller and/or the Seller’s Representatives, including in the course of the negotiation of this Agreement; or
viii.other than with respect to Exempted Claims, in the electronic data room [***] The contents of the Data Room has been set aside in electronic form on a USB memory stick (the “USB Stick DR”). One (1) copy of the USB Stick DR have been handed over to the Seller, two (2) copies of the USB Stick DR has been handed over to the Purchaser and two (2) copies of the USB Stick DR have been handed over to the acting notary on the Signing Date, in each case together with a freeze letter from the provider of the Data Room, provided, however, that this Section 13.5(b)(ii) shall not apply to Exempted Claims. The Parties hereby instruct the acting notary to keep these USB Sticks in custody for a period of five (5) years after the Closing and grant each Party access to these USB Sticks, unless the Seller and the Purchaser jointly instruct the acting notary otherwise in writing. The acting notary shall only release the USB Sticks in his custody to the Parties (one USB Stick to the Purchaser and one USB Stick to the Seller) upon the joint written request of the Seller and the Purchaser or upon expiry of the aforementioned custody period, but each Party may at its own cost request at any time prior thereto a copy of such USB Stick. The notary bears no obligations for proper storage and readability of the USB Sticks.
For the purposes of this Agreement, “Fairly Disclosed” shall mean disclosed in a manner/description and at a place in the Data Room that is not misleading and in such reasonable detail that the relevant circumstances, facts and/or risks could be identified by an experienced and professional (A) purchaser and/or (B) advisor, in each case by applying the standard of care of a prudent businessman (ordentlicher Geschäftsmann) that has been advised by appropriately experienced professional advisers for a transaction of the size and kind of the Transaction.
f.Cooperation regarding Third Party Claims
14.In case of circumstances that may give rise to a Purchaser Claim and which relate to court rulings, awards or decisions of any arbitral tribunals or public orders issued or third party claims raised against the Purchaser or any of the Group Companies (collectively the “Third Party Claim”), any liability of the Seller shall be subject to the Purchaser’s full and strict compliance with the obligation to procure (steht dafür ein) that, in each case to the extent legally permitted and permissible for the Purchaser pursuant to the terms of the W&I Insurance,
ix.the Seller shall without undue delay be properly informed and provided with all relevant documentation and assistance by the Purchaser regarding any judgment, ruling, decision, order, claim or proceeding which may give rise to a Third Party Claim (including copies of those documents that relate to or trigger a certain time limit (fristbezogene Dokumente));

x.the Seller shall be given the opportunity to comment on, participate in and review any reports, audits, meetings and other measures or actions taken in respect of a Third Party Claim, provided, however, that the Seller has to comply with the Purchase’s reasonable timing suggestions in any such respect;
xi.no admission of liability, disposal, settlement, compromise or binding declaration shall be made by or on behalf of the Purchaser or any Group Companies vis-à-vis any court, arbitral tribunal, public authority or third party regarding a Third Party Claim without the prior written instruction or written consent (including fax and e-mail) of the Seller;
xii.such measures or actions (not including, however, the selection of the advisors to be retained) shall be taken or omitted as the Seller may instruct to avoid, defend, dispute, appeal, resist, contest, compromise, settle or otherwise administer such Third Party Claim;
xiii.if legally permitted and requested by the Seller, the Group Companies give the Seller the opportunity to defend or settle the Third Party Claim at the Seller’s sole discretion, provided, however, that the Seller shall be obliged to take the interest of the Business, in particular customer and supplier relations, into account. The Seller shall insofar be entitled to participate in and direct all negotiations and correspondence with the relevant third party and to appoint and instruct legal counsel to act on behalf and as representative of the Group Companies (and the Purchaser shall procure (steht dafür ein) that the Group Companies issue any power of attorney as may be required for such purpose).
15.If the Seller is not in breach of a Seller’s Guarantee or Seller’s Covenant or any other obligation, covenant, agreement, undertaking or claim under or in connection with this Agreement relating to a Third Party Claim based on an enforceable arbitral award in accordance with Section 24.2 below or if the respective Third Party Claim has been withdrawn by such third party, any costs and expenses reasonably incurred by such Seller in connection with the defense of such alleged Third Party Claim shall be borne by the Purchaser as set forth in the enforceable arbitral award. The failure of the Purchaser to fully comply with its obligations under this Section 13.6 shall release the Seller from its obligations and liabilities with regard to any Purchaser Claim in respect of such Third Party Claim, if and to the extent such non-compliance has caused the Third Party Claim or increased the amount under or pursuant to the Third Party Claim.
16.This Section 13.6 shall not apply if the Third Party Claim results in a claim of the Purchaser under the W&I Insurance taken out by the Purchaser, and the Insurer under Purchaser’s W&I Insurance decides to take over the defense against such Third Party Claim. The preceding sentence shall not apply with regard to Third Party Claims that might reasonably result in a breach of a Fundamental Guarantee; provided that in case the Purchaser receives conflicting instructions from the Seller and the Insurer, the Seller and the Insurer shall endeavour to come to a joint position as to the relevant instruction and if they fail to do so, the Seller or the Insurer shall have the final instruction right, whoever has the greater liability exposure from the respective Third Party Claim. The Purchaser, if and to the extent exercising its discretion, shall act as prudent businessmen (ordentlicher Geschäftsmann) using reasonable commercial efforts to avoid and mitigate damages; in such case, the Purchaser shall be obliged, before exercising its discretion, to (i) provide the Seller with the instructions received from the Insurer and (ii) take into consideration the arguments of both the Seller and the Insurer.
g.No Gross-up
The Seller shall in no event owe to the Purchaser any gross-up for Taxes falling due in connection with any compensation for any Losses received from the Seller.
h.Adjustment of Share Purchase Price
Any payment by the Seller or the Purchaser or the Guarantor under this Agreement for damages or otherwise shall be deemed to be and treated as a subsequent adjustment of the Share Purchase Price.
14.Limitation of the Seller’s Liability
a.All Purchaser Claims shall be time-barred (verjährt) [***] after the Closing Date, except for:
17.all claims arising from a breach of any of the Fundamental Guarantees which shall be time-barred (verjährt) on [***]; and
18.all claims arising as a result of a willful (vorsätzlich) or fraudulent (arglistig) breach of any of the Seller’s obligations under this Agreement, which shall be time-barred (verjährt) in accordance with the statutory provisions set forth in sections 195, 199 BGB; and
19.all claims pursuant to Section 15, which shall be time-barred (verjährt) as set forth therein,
(collectively the “Time Limitations”).
b.Suspension of Purchaser Claims
The Time Limitations for any Purchaser Claim shall be suspended (gehemmt) pursuant to section 209 BGB only by commencing of arbitral proceedings in accordance with Section 24.2 by the Purchaser pursuant to section 204 para. 1 no. 11 BGB. Section 203 BGB shall not apply.
c.All Purchaser Claims
20.arising as a result of a willful (vorsätzlich) or fraudulent (arglistig) breach of the Seller’s obligations under this Agreement;
21.resulting from a breach of specific performance to transfer the Sold Shares and/or the Shareholder Loan Receivable to the Purchaser under this Agreement (Erfüllungsanspruch); and
22.resulting from a breach of a Seller’s Guarantee contained in Sections 11.2 (Power and Authority) and 11.3 (Title to Sold Shares) and 11.4 (Subsidiaries) as well as 11.5 (Ownership of Shareholder Loan Receivables); and
23.resulting from a breach of the Seller’s Covenant pursuant to Section 12.1 (Conduct of Business) or Section 12.2 (No Leakage);

24.resulting from a breach of the Seller’s specific obligation towards the Purchaser explicitly provided for
xiv.pursuant to Sections 6.1, 6.2, 6.4, 6.6, 6.7(c), 6.7(d) (if Seller is the retaining Party), 6.8 and 6.10;
xv.pursuant to Sections 7.2 and 7.3;
xvi.pursuant to Section 8;
xvii.pursuant to Section 10.2(c), 10.2(d) and 10.2(e);
xviii.pursuant to Section 12.3;
xix.pursuant to Sections 21(b) and 21(d); and
xx.pursuant to Section 22.
are collectively referred to as the “Exempted Claims”.
d.De Minimis Amount; Deductible
Subject to any other limitation or exclusion of Seller’s liability under this Agreement, the Seller shall only be liable for Losses resulting from any Purchaser Claim if and to the extent that such Losses exceed an amount of [***] in the individual case (provided that a series of claims based on similar facts or circumstances is considered to be one such claim) and the aggregate amount of all Losses resulting from individual Purchaser Claims exceeds an amount of [***], in which case only the amount of Losses exceeding the Deductible shall be recoverable (Freibetrag), subject to the other provisions of this Section 14.
The limitations of this Section 14.4 shall not apply to any Exempted Claims.
e.Liability Cap
The Seller’s aggregate liability for any and all claims of the Purchaser under or in connection with this Agreement, including for breaches of any of the Seller’s Guarantees, Tax Warranties, or any other obligation, covenant, indemnity, agreement, undertaking or any claim under Section 15 or claim under or in connection with this Agreement, except for Purchaser Claims as a consequence of Exempted Claims and/or breaches thereof, shall not exceed an amount of EUR [***]. The Seller’s overall liability under or in connection with this Agreement, including for Exempted Claims and/or breaches resulting therein, but except for claims of the Purchaser arising as a result of fraudulent (arglistige) or willful (vorsätzliche) breaches of the Seller’s obligations under or in connection with this Agreement, shall in no event exceed an aggregate amount of 100% (in words: one hundred per cent) of the Purchase Price.
f.No other Remedies
The remedies which the Purchaser may have against any of the Seller under or in connection with this Agreement, including for breaches of any of the Seller’s Guarantees and Tax Warranties or any other claim under Section 15, Seller’s Covenants or any other obligation, covenant, agreement, undertaking or claim under or in connection with this Agreement, shall solely be governed by this Agreement and shall be the exclusive remedies available to the Purchaser. If and to the extent permitted by law, any claims and remedies other than those explicitly provided for in this Agreement, regardless of their nature, amount or legal basis, are hereby expressly excluded and waived by the Purchaser, such waiver hereby being accepted by the Seller.
g.W&I Insurance
The Purchaser declares that it intends to take out, at its free discretion and choice, a warranty and indemnity insurance under an insurance policy on or about the date hereof (the “W&I Insurance” and the relevant insurance provider as therein identified, the “Insurer”) to obtain warranty and indemnity insurance coverage for the Seller’s Guarantees, the Tax Warranties and the Purchaser's claims under Section 15. The Purchaser irrevocable and unconditionally agrees that, notwithstanding any other provision of this Agreement and regardless of whether the Purchaser actually takes out an effective W&I Insurance the following shall apply (Exhibit 14.7 contains a copy of the executed W&I Insurance):
25.It is hereby acknowledged and agreed by the Parties that any liability of the Seller for any claims of the Purchaser against the Seller under or in connection with this Agreement, including for breaches of any of the Seller’s Guarantees, Tax Warranties or any (other) claim under Section 15 or any other indemnities, covenants, agreements or undertakings set forth in this Agreement, except for Purchaser Claims as a consequence of Exempted Claims and/or breaches by the Seller resulting therein, in excess of the Liability Cap shall be excluded and be [***]; with the clarification that this shall in no event affect a liability on the basis of a reason (Haftung dem Grunde nach) [***] (the “Liability Exclusion”). Consequently, the Purchaser’s sole recourse for any claims under or in connection with this Agreement, including for breaches of any of the Seller’s Guarantees, Tax Warranties or any claim under Section 15 or any other indemnities, covenants, agreements or undertakings set forth in this Agreement, except for Purchaser Claims as a consequence of Exempted Claims and/or breaches resulting therein, beyond the Liability Cap shall, to the extent applicable, be only against the Insurer if the Purchaser has taken out a W&I Insurance; otherwise, the Purchaser acknowledges and agrees that no further recourse is available to the Purchaser against the Seller for any claims under or in connection with this Agreement beyond the Liability Cap, except for Purchaser Claims as a consequence of Exempted Claims and/or breaches resulting therein. The Purchaser expressly acknowledges, and the other Parties agree, that the risk of non-implementation of the W&I Insurance as well as the validity and collectability risk in respect of the W&I Insurance and hence, the risk to successfully claim and/or recover from the Insurer any Losses of the Purchaser under or in connection with this Agreement, including in connection with any breaches of any of the Seller’s Guarantees, Tax Warranties or any (other) claim under Section 15 or any other indemnities, covenants, agreements or undertakings set forth in this Agreement, except for Exempted Claims and/or breaches resulting therein, shall solely and irrevocably rest with the Purchaser.
26.If and to the extent that any Purchaser Claim in connection with a breach of a Fundamental Guarantee and/or any other claim of the Purchaser which is not already covered by the Liability Exclusion as set forth in lit. (a) above is subject to a valid and collectible claim of the Purchaser against the Insurer under the W&I Insurance, any liability of any Seller for such claim shall also be excluded, provided, however, that the Purchaser has no obligation to try to recover any such claim under the W&I Insurance coverage.

27.The Purchaser shall procure (steht dafür ein) that under the W&I Insurance the Insurer shall not be entitled to subrogate against the Seller except if the payment under the W&I Insurance or any loss as defined in the W&I Insurance arises out of the Seller’s fraud (Arglist) or willful misconduct (Vorsatz). If the Insurer makes any claims against the Seller under or in connection with the W&I Insurance or otherwise, the Purchaser shall indemnify and hold harmless the Seller from any damages, losses and liabilities resulting therefrom, including all out-of-pocket costs and expenses, legal fees and expenses and disbursements and Taxes resulting from or arising in connection therewith, except the claim arises out of the Seller’s fraud (Arglist) or willful misconduct (Vorsatz).
28.The Purchaser hereby undertakes and covenants to the Seller that no amendments to or waivers of, the subrogation provisions or the rights of third party provisions of the W&I Insurance will be made without the prior written consent of the Seller to the extent it would relate to the Seller or its liability.
For the avoidance of doubt, should the Purchaser decide not to take out a W&I Insurance, the Purchaser hereby confirms to the Seller that the liability regime as agreed between the Parties herein shall remain unaffected.
h.Exclusion of Statutory Liability Regime
Without limiting the generality of Section 14.6, in particular, any right of the Purchaser to lower the Purchase Price or any portion thereof (Minderung), to withdraw (Rücktritt) from this Agreement or to require the winding up of the Transaction contemplated hereunder on any other legal basis (e.g. by way of großer Schadensersatz or Schadensersatz statt der ganzen Leistung), any claims for breach of pre-contractual obligations (culpa in contrahendo) – it being clarified in particular that it is agreed that such claims may not and cannot be based on any alleged requirement of the Seller (or for any person whose knowledge is attributed, or purported to be attributed, to the Seller) under or in connection with this Agreement to undertake investigations or inquiries in respect of Seller’s Guarantees and Tax Warranties (whether qualified by Seller’s Knowledge or not) as it is understood and agreed that the Seller’s Guarantees and Tax Warranties and any Purchaser Claim shall solely be governed by the terms of this Agreement and that the Purchaser Claim shall solely entail such consequences as expressly provided for in this Agreement in respect of the Purchaser Claim, including but not limited to claims arising under sections 241 para. 2, 311 para. 2 and 3 BGB or ancillary obligations (Nebenpflichten), including but not limited to claims arising under sections 241 para. 2, 280 BGB, or based on the principles of disturbance of the fundamentals of the transaction (Störung der Geschäftsgrundlage), or ancillary obligations (positive Forderungsverletzung) are hereby expressly excluded and waived (verzichtet) by the Purchaser, such waiver hereby being accepted by the Seller.
If and to the extent the exclusion of claims based on the principles of disturbance of the fundamentals of the transaction (Störung der Geschäftsgrundlage) is, despite the risk allocation agreed upon between the Parties in this Agreement, held invalid, such exclusion shall be construed, to the extent legally permissible, to set the thresholds for such principles to apply particularly high and to limit respective remedies to adjustment of this Agreement under exclusion of the right to withdraw (Rücktritt). Further, all remedies of the Purchaser for defects of the purchase object, including but not limited to claims arising under sections 437 through 441 BGB, and the right to rescind (anfechten) this Agreement are hereby expressly excluded and waived (verzichtet) by the Purchaser, such waiver hereby being accepted by the Seller.

The limitations of this Section 14.8 as well as any other limitations and exclusions of liability pursuant to this Agreement shall not apply to any rights and remedies for fraudulent deceit (arglistige Täuschung) by the Seller or the Seller’s own willful misconduct (Vorsatz), in which case statutory law shall apply.
The Seller’s liability for (i) fraud (Arglist) and willful misconduct (Vorsatz) by any vicarious agent (Erfüllungsgehilfe) of the Seller, if any, within the meaning of section 278 BGB, (ii) any claims based on the application (including analogous application) of section 166 BGB, (iii) claims based on any attribution of knowledge or responsibility, including in respect of vicarious agent (Erfüllungsgehilfe) or other third parties, or (iv) claims or rights based on tort or any other legal grounds is, under and in connection with this Agreement, comprehensively and for all purposes excluded to the largest extent legally permissible.
i.The Purchaser acknowledges and agrees that
29.the Purchaser has made its own evaluation of the adequacy and accuracy of any past information, forecasts, estimates, budgets or projections (including the reasonableness of the assumptions underlying the same);
30.no (managing) director, board member (including the members of the Advisory Board), employee or advisor of any of the Group Companies is or was at any time authorized to act on behalf of or as vicarious agent (Erfüllungsgehilfe) for the Seller in the performance of its duties as Seller or under or in connection with this Agreement; and
31.the Seller shall have no liability to the Purchaser whatsoever in the event any of the persons mentioned under Section 14.9(b) or any advisor or vicarious agent (Erfüllungsgehilfe) of the Seller carelessly or negligently or intentionally (fahrlässig oder vorsätzlich) failed or fails to disclose information in any respect or way to the Purchaser at any time before Closing concerning the Business or the assets, liabilities or affairs of the Group Companies.
15.Tax Warranties and Tax indemnity
a.Definitions
“Indemnification Tax Benefit” has the meaning given to it in Section 15.3(a)(vi);
“Indemnified Taxes” means (a) any Taxes imposed on a Group Company relating to the Pre-Effective Date Tax Period irrespective of whether assessed before or after the Closing Date, (b) Taxes resulting from any constructive dividends or any measures outside the ordinary course of business in the period from the Effective Date until the Closing Date, and (c) any Taxes resulting from any payments, or undertakings to pay, regarding any bonuses, costs and expenses to any person (including any managers and employees of the Group Companies);
“Non-US Entities” mean Group Companies that are not a “domestic corporation” within the meaning of Section 7701(a) of the United States Internal Revenue Code.
“Pre-Effective Date Tax Period” means any taxable period (Veranlagungszeiträume, Erhebungszeiträume, Voranmeldungszeiträume) or portions thereof ending before or on the Effective Date;
“Tax” means any tax within the meaning of section 3 paragraphs 1 through 4 of the German Fiscal Code (Abgabenordnung – AO), including but not limited to, corporate income tax,

taxes withheld from wages or other employment taxes as well as any and all incidental tax charges (steuerliche Nebenleistungen), including, but not limited to interest or special charges for late payment or late performance (Verzugszinsen oder Säumniszuschläge) related to the forenamed taxes or custom duties as well as all social security charges including payments and liabilities owed as secondary liabilities (Haftungsschulden) as well as any equivalent tax under the laws of any other jurisdiction (including but not limited to US Taxes). For the avoidance of doubt, it is the common understanding that deferred taxes (latente Steuern and similar concepts) are not taxes within the meaning of this definition;
“Tax Audit” means any tax audit, inspection or similar investigation by any Tax Authority;
“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxes or responsible for the administration and/or collection of taxation or enforcement of any law in relation to Taxes;
“Tax Indemnification Claim” has the meaning given to it in Section 15.3(a);
“Tax Proceeding” shall mean any administrative or judicial proceeding or action relating directly or indirectly, fully or in part to Indemnified Taxes (including but not limited to Tax assessments, Tax Audits, inquiries, examinations, negotiations, disputes, court proceedings or decisions, meeting with Tax Authorities, correspondence by letter, fax message or email with any Tax Authority);
“Tax Refund” has the meaning given to it in Section 15.4(a);
“Tax Return” means any return, form and other statement filed or required to be filed by a Group Company for Taxes relating to a Pre-Effective Date Tax Period;
“Tax Warranties” has the meaning given to it in Section 15.2(a).
“US Taxes” mean for U.S. taxes purposes any taxes on state, local, or non-U.S. income, gross receipts, license, payroll, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
b.Tax Warranties
32.Except as disclosed in Schedule 15.2, each Seller hereby warrants to the Purchaser by way of an independent guarantee undertaking (selbständiges Garantieversprechen) pursuant to section 311 (1) BGB that the statements set forth below are true and accurate as of the Signing Date (the “Tax Warranties”):
xxi.To the Seller’s Knowledge, all Group Companies have timely filed all Tax Returns (other than with respect to social security charges and US Taxes) as required under applicable laws and with the appropriate Tax Authority and have duly and timely fulfilled all other existing legal obligations in respect of applications, declarations and filings of Taxes (other than with respect to social security charges and US Taxes), in each case to the extent the Taxes relate to a Pre-Effective Date Tax Period.
xxii.To the Seller’s Knowledge, all Group Companies have (taking into account any permitted extension) timely paid all material Taxes (other than social security charges and US Taxes) shown as payable on any valid and enforceable Tax assessment notice issued by any Tax Authority or on any Tax Return filed by them, other than Taxes for which a suspension of enforcement of Tax payment obligation (Aussetzung der Vollziehung) has been granted, in each case to the extent the Taxes relate to a Pre-Effective Date Tax Period.
xxiii.To the Seller’s Knowledge, all material Tax related documents (including electronically stored data, but excluding any transfer pricing documentation) required to be maintained by the Group Companies by applicable laws have been properly maintained by the respective Group Company and are available at the respective Group Company.
xxiv.To the Seller’s Knowledge, there are no Tax audits, objections or litigation currently pending or announced in writing with respect to the Group Companies.
33.Remedies
xxv.After Closing, the Purchaser shall be obliged to notify the Seller in writing of the factual or possible breach or non-fulfilment of any of the Tax Warranties within twenty (20) Business days after it obtained actual knowledge of the breach giving a reasonably detailed description of the underlying circumstances and, if possible, the estimated amount of the claim. Section 13.2 shall apply mutatis mutandis.
xxvi.In the event of any breach or non-fulfilment of any of the Tax Warranties, the Seller shall reimburse any penalties for late filing or late payment as well as costs and expenses that are triggered by such a breach or non-fulfilment including for the avoidance of doubt any reasonable legal costs incurred by the Purchaser or any of the Group Companies in curing a breach of the Tax Warranties, but no Taxes (to which Section 15.3 shall apply), to the Purchaser or, at the election of the Purchaser, the respective Group Company.
xxvii.The Purchaser shall allow, and cause the Company and the respective Group Companies to allow, the Seller and its accountants and other professional advisors to investigate the matter or circumstance alleged to give rise to such breach and will provide all information reasonably requested by the Seller to assess the factual or potential breach.
xxviii.Any payment obligation of the Seller shall be due ten (10) Business Days after the Seller has received a written notice from the Purchaser containing reasonable details of the respective breach or non-fulfilment and the respective damage.
c.Tax Indemnity
34.The Seller shall pay at the Purchaser’s discretion either (i) to the Group Company or (ii) to the Purchaser, the amount of any Indemnified Taxes (“Tax Indemnification Claim”), but in any case only if and to the extent that:
xxix.the Indemnified Taxes have not been paid to the competent Tax Authority before the Effective Date;

xxx.none of the relevant Group Companies has a valid, legally enforceable and fully creditworthy claim for repayment, reimbursement or indemnification against a third party other than under the W&I Insurance and against current or past employees and managers of the Group Companies;
xxxi.the Indemnified Taxes are not the result of any change in law, rule or regulation (including subordinate legislation) on or after the Effective Date;
xxxii.the Indemnified Taxes have not been caused or increased by a failure of the Purchaser to comply with any of its covenants, obligations or any other kind of commitment under this Section 15 if the Seller demonstrates that the non-compliance caused or increased, and affected the defence against, the respective Indemnifiable Tax;
xxxiii.the Indemnified Taxes are not directly or indirectly caused or triggered by any change in the accounting and taxation principles or practices of the respective Group Company or any transaction, action, omission or other measure (including any change in the exercise of any Tax election right, termination of any Tax consolidation scheme, approval or implementation of any reorganisation measure) initiated or executed by the Purchaser or – after the Closing Date – by any of the Group Companies except that this exclusion shall not apply where such change, transaction, action, omission or other measure was (i) required by mandatory law or (ii) carried out with the prior written consent of the Seller;
xxxiv.the Purchaser and/or any relevant Group Company is not entitled to any benefit by refund, set-off or reduction of Taxes as a result of the circumstances giving rise to a Tax Indemnification Claim in which context the amount of any such benefits shall be calculated on the basis of the applicable statutory tax rates as of the Effective Date and under the assumption that the relevant entity is and will remain in a Tax paying position (an “Indemnification Tax Benefit”); in such case the Indemnification Tax Benefit shall, by applying a discount rate of [***] and an equal allocation of the reverse effect over five (5) years as from the relevant date in the case of fixed assets, and one (1) year as from the relevant date in the case of current assets and liabilities and any other accruals and, be discounted to the Effective Date and shall reduce the Tax Indemnification Claim. In particular, without limitation, this shall apply to any Indemnification Tax Benefit resulting from a lengthening of any amortization or depreciation period, higher depreciation allowances or loss carry forwards or deductions;
xxxv.the Indemnified Tax cannot or could not be avoided by offsetting taxable profits against any Tax loss carry backs or Tax loss carry forwards (or any other Tax credit, allowance, deduction or similar Tax item) that are or were available (including as a result of subsequent Tax Audits) in the Pre-Effective Date Period (excluding for the avoidance of doubt any Tax loss carry backs that stem from periods after the Effective Date); and
xxxvi.the aggregate amount of the Indemnified Taxes is reflected neither as a liability (Verbindlichkeit) nor as an accrual (Rückstellung) in the Financial Statements (for the avoidance of doubt, irrespective of the facts and circumstances underlying such liabilities or accruals), but only to the extent that the respective liabilities, accruals and provisions have actually reduced the Purchase Price, in particular with respect to Exhibit 4.1(b)-2, lit. (c) and/or Exhibit 4.1(b)-3, lit. (h). For purposes of this Section 15.3(a)(viii), only those Indemnified Taxes shall be taken into account where the respective Tax Indemnity Claim is not otherwise excluded or reduced by any of the exemptions pursuant to Sections 15.3(a)(i) through 15.3(a)(vii).
35.Any payment on the Tax Indemnification Claim shall be due and payable by the Seller on the tenth (10th) Business Day after the Seller has been notified in writing by the Purchaser about the payment obligation and the corresponding payment date and all material circumstances giving rise to the payment obligation pursuant and in accordance with this Agreement and has received a copy of the relevant Tax assessment notice (Steuerbescheid) of the competent Tax Authority, but in no case earlier than on the fifth (5th) Business Day before the Tax to be indemnified is due and payable to the Tax Authority. Upon request of the Seller, the Purchaser shall provide to the Seller any document which may enable the Seller to review the validity of the indemnification request. Upon request of the Seller the Purchaser shall, and shall procure that the relevant Group Company does, apply for a deferred payment date. It is understood that any kind of security to be granted in order to receive a deferral of payment is provided by the Seller, who will bear any interest been charged in case of an unsuccessful objection against a respective tax. If an Indemnified Tax case is not finally assessed but Taxes are due and payable any indemnification payment shall be considered as an advanced payment to the Purchaser. If subsequently the Tax for which the advanced payment has been made is reduced again by way of Tax assessment or otherwise lowered the difference between the higher advanced payment and the lower Tax liability shall be without undue delay reimbursed by the Purchaser to the Seller, including all interest related thereto.
d.Tax Refunds, Purchaser’s Obligations, Tax Benefits etc.
36.The Purchaser shall – unless the amount has already reduced the indemnification pursuant to Section 15.3(a) – pay to the Seller the amount of any refund of Taxes (other than a refund which is a Indemnification Tax Benefit) including interest thereon received by any of the Group Companies by cash payment, set-off, deduction or otherwise, relating to the Pre-Effective Date Tax Period (“Tax Refund”), after the Effective Date if and to the extent that the respective Tax Refund exceeds the amount of the respective Tax Refunds shown in the Financial Statements, but only if the Tax Refund shown in the Financial Statements has actually increased the Purchase Price. Any payment under this Section 15.4(a) shall be due and payable within ten (10) Business Days after such Tax Refund has been received by the recipient. The Purchaser shall notify the Seller in writing and without undue delay of any relevant decision by the Tax Authority or expiration of any applicable statute of limitation, as the case may be, resulting in a Tax Refund.
37.The Purchaser shall pay to the Seller any surplus of provisions for Taxes (Steuerrückstellungen) or liabilities for Taxes (sonstige Verbindlichkeiten aus Steuern) as recorded in the 2019 Financial Statements, if and to the extent the amount of non-appealable liabilities for Indemnified Taxes falls short of the amount of the provisions for Taxes or the amount of the liabilities for Taxes as recorded in the 2019 Financial Statements, but only if the respective balance sheet item in the 2019 Financial Statements has actually reduced the Purchase Price. Any amount to be paid by the Purchaser under this Section 15.4(b) shall be due and payable on the tenth

(10th) Business Day after all Tax assessment notices for the Pre-Effective Date Tax Period have become non-appealable.
38.The Seller shall pay to the Purchaser an amount by which the surplus of receivables for Taxes (Steuerforderungen) as recorded in the 2019 Financial Statements, if and to the extent the amount of recovered receivables for Taxes falls short of the amount of the receivables for Taxes as recorded in the 2019 Financial Statements, if the respective balance sheet item in the 2019 Financial Statements has actually increased the Purchase Price. Section 15.4(b) shall apply mutatis mutandis.
e.Tax Covenants of the Purchaser
39.The Purchaser shall – without the Seller’s prior written approval – not take, and shall procure that after Closing no Group Company will take, any action, or omit to take any action, including the making of any Tax elections, the effect of which could give rise to any Tax liability (including any Tax Indemnification Claim pursuant to Section 15.3(a)) of the Seller or a Seller’s Affiliate, or result in any increase thereof, or in the reduction of any Indemnification Tax Benefit, Tax Refund or Tax Benefit, including any action or omission of action:
xxxvii.performed after Closing with retroactive effect to a period before the Effective Date; or
xxxviii.changing or issuance of any Tax Returns for a period prior to the Effective Date; or
xxxix.with respect to accounting and Tax accounting methods (including election rights) not consistent with past practice of the Group Companies; or,
xl.provided, however, that the Seller acknowledges that the Purchaser may make – and is therefore permitted to make – an election under section 338(g) of the United States Internal Revenue Code and corresponding elections under state or local law with respect to Non-US Entities. The Purchaser shall provide the Seller with notice of any such election as required by the Treasury Regulations under section 338 of the United States Internal Revenue Code unless such action or omission of action, as the case may be, is required by mandatory law or carried out or effected under a legally binding obligation entered into on or before Closing by any Group Company. The Seller shall be deemed to have given its consent if the Seller did not provide any comment to Purchaser or the relevant Group Company within fifteen (15) Business Days following the receipt (Zugang) of a respective request of the Purchaser or any Group Company.
40.If the Purchaser fails to comply with any of its obligations under this Section 15.5 or Section 15.6, the Purchaser shall indemnify the Seller from and against all and any Taxes of the Seller and the Seller’s Affiliates (including, but not limited to, the reduction of current losses or loss carry forwards of the Seller or a Seller’s Affiliate), if the Seller demonstrates that the non-compliance caused or increased the respective Tax. Any amount payable pursuant to this Section 15.5 shall be due and payable on the tenth (10th) Business Day after receipt by the Purchaser of a payment notice by the Seller setting out all material circumstances giving rise to the payment obligation pursuant and in accordance with this Section 15.5(b).

f.Cooperation of Tax Matters
41.The Purchaser shall (and shall procure that the Group Companies do) cooperate with the Seller and its advisors in connection with any Tax Proceeding relating to a Pre-Effective Date Tax Period. The Purchaser shall (and shall procure that the Group Companies do) keep and make available to the Seller all books, records and information relating (wholly or partly) to or which may be relevant for any such period upon the Seller’s reasonable request.
42.The Purchaser shall timely (rechtzeitig) notify the Seller of any Tax Proceeding of a Group Company relating to a Pre-Effective Date Tax Period, in particular, but not limited to, the issuance of any Tax assessment notice by a Tax Authority and written requests or statements made by any competent Tax Authority with potential impact on a Pre-Effective Date Tax Period; any such notice shall be deemed to have been made timely if it is made within ten (10) Business Days after the receipt of such communication by either the Purchaser or any of the Group Companies unless an immediate response is required (e.g., in the event of tax investigations (Steuerfahndungsprüfungen). Such notice shall be reasonably detailed and shall include copies of the respective notices.
43.For all Tax Proceedings relating to a Pre-Effective Date Tax Period, the Purchaser shall reasonably involve the Seller or its counsel in such Tax Proceeding. In particular, but without limiting the generality of the foregoing, the Seller shall have the opportunity to (i) participate from the beginning until the end in a Tax Audit in relation to a Pre-Effective Date Tax Period at the cost and expense of the Seller, (ii) ask the Purchaser to procure that the Group Companies challenge and litigate any Tax assessment or other decision of any Taxing Authority or Tax court if and to the extent it is related to a Tax to be indemnified by the Seller, and (iii) comply with any instructions given by the Seller in relation to the conduct of the Tax Proceedings referred to in (i) and (ii) above, provided that these actions are legally permitted.
g.Limitations, Miscellaneous
44.Any claims of the Purchaser against the Seller under this Section 15 shall become time-barred [***]. Any claims of the Seller against the Purchaser under this Section 15 shall become time-barred [***].
45.Claims of the Purchaser set forth in this Section 15 shall not be subject to any limitations set forth in this Agreement, except for Sections 14.1(c), 14.2, 14.5 through 14.9 of this Agreement.
46.Any payments under this Section 15 shall be treated as an adjustment to the Purchase Price.
16.PURCHASER’S AND GUARANTOR’S REPRESENTATIONS AND WARRANTIES
The Purchaser and the Guarantor hereby each guarantee to the Seller by way of an independent promise of guarantee (selbstständiges Garantieversprechen) that the statements set forth in this Section 16 are true and correct as at the Signing Date and the Closing Date (unless otherwise set forth below). The representations and warranties in Sections 16(a) to 16(j) below shall constitute separate, independent obligations of the Purchaser and the Guarantor, and the scope and content of each representation and warranty and any liability arising hereunder shall be exclusively defined by the provisions of this Section 16, which provisions form an integral part of such representations and warranties.
47.The Purchaser is a limited liability company duly organized and validly existing under the laws of the Federal Republic of Germany and the Guarantor is a stock corporation duly organized and validly existing under the laws of Delaware, USA.
48.The Purchaser and the Guarantor have the full corporate power and authority to deliver this Agreement and to carry out the Transaction, and the Transaction has been duly authorised by all necessary corporate actions on the part of the Purchaser and the Guarantor. This Agreement has been duly executed by or on behalf of the Purchaser and the Guarantor and constitutes their binding obligations.
49.There is – solely as of the Signing Date – no action, suit, investigation or proceeding pending against, or threatened against or affecting the Purchaser or its respective Affiliates or the Guarantor before any Governmental Authority or other third party which in any manner challenges or seeks to prevent or materially delay the consummation of the Transaction.
50.The execution and performance by the Purchaser or the Guarantor of this Agreement and the Transaction require no prior approval by or filing with any governmental body, public agency or official or other third party.
51.No insolvency or similar proceedings have been, or have been threatened to be, opened over the assets of the Purchaser or the Guarantor. Neither the Purchaser nor the Guarantor is illiquid (zahlungsunfähig) or over-indebted (überschuldet) within the meaning of sections 16 et seq. InsO or any other comparable applicable insolvency laws of other applicable jurisdictions.
52.As at the Signing Date, neither the Purchaser, the Guarantor nor any of Purchaser’s Representatives have knowledge of any facts or circumstances which could result in any Purchaser Claim, provided that this statement does not apply to Leakage Claims.
53.The information provided by or on behalf of the Purchaser and/or the Purchaser’s Representatives or the Guarantor to the Seller and/or its advisors prior to the Signing Date concerning the Purchaser, the Guarantor and/or their respective Affiliates with respect to the merger control filing analysis is to the best of the Purchaser’s and Guarantor’s knowledge complete, correct and not misleading. Any assessments provided by or on behalf of the Purchaser, the Guarantor or the Purchaser’s Representatives to the Seller and/or its advisors with respect to potential filing requirements have been prepared in good faith and with due care, inter alia based on the information provided by the Seller or Seller’s advisors upon request by the Purchaser or the Purchaser’s Representatives.
54.The Guarantor has ready access to and has cash sufficient to enable the Guarantor to fulfil all its obligation under and in connection with this Agreement if and when it is due and allow for the Purchaser to comply with its payment obligations under this Agreement if and when they are due.
55.The Purchaser is acquiring the Sold Shares at the Purchaser’s own account.

56.The Purchaser does not have any obligation or liability to pay any fees or commissions to any broker, finder, agent (Erfüllungsgehilfe) or other third party with respect to the Transaction for which the Seller could become wholly or partly liable.
17.Purchaser’s Covenants
a.Actions in connection with the Transaction; Insurance Coverage
The Parties agree to execute, or procure (steht dafür ein) to be executed, at the respective other Party’s written request, all agreements and documents and to give and take, or cause to be given and taken, respectively, all other declarations and actions necessary under applicable laws and regulations to consummate the Transaction, unless the execution of such agreements and documents or the giving of such declarations or the taking of such actions would cause an unreasonable hardship (Unzumutbarkeit) to the Party, whose action is required. The Purchaser shall procure (steht dafür ein) that any directors & officers insurance which existed up and until Closing for the benefit of any Indemnified Person (as defined below), if any, will be maintained in a way to secure that potential claims against the Indemnified Person based on acts or omissions up to and until Closing are covered to the same extent they were until Closing.
b.Preservation and Access to Books
The Purchaser hereby undertakes to procure (steht dafür ein) that as from the Closing Date the Group Companies will properly maintain and preserve, during the longer of the statutory keeping periods and a period of five (5) years as from the Closing Date, all relevant books and records (including but not limited to files, correspondence, documents, other papers and electronic data) of the Group Companies (the “Company Books”), to the extent they relate to the periods prior to and including the Closing Date. The Purchaser hereby undertakes to procure (steht dafür ein) that the Seller, its employees, professional advisors and other representatives shall be granted, upon reasonable written request, reasonable access to the Company Books (including the right to receive, at Seller's cost and expense, in reasonably due time, hard and/or electronic copies thereof) and to the personnel of the Group Companies during normal business hours, to the extent such access is reasonably requested in writing by the Seller, in each case, however, only for tax or other legitimate reasons based on the compliance with obligations pursuant to mandatory law (including but not limited to accounting or regulatory filing purposes, as well as in the context of any arbitral or judicial proceedings arising out of, or in connection with, this Agreement), and provided that such access does not unreasonably interfere with the business conduct of the Group Companies. The information made available to the Seller, its employees, professional advisors or other representatives shall be Confidential Information and as such subject to the terms of Section 22.
18.Purchaser’s Indemnity
a.No Claims by the Group Companies
The Purchaser undertakes not to bring, and shall procure (steht dafür ein) that the Guarantor, their respective Affiliates and their (managing) directors, employees or board members (including supervisory board and advisory board members) as well as, after the Closing Date, the Group Companies and their managing directors, employees or board members (including supervisory and advisory board members) (collectively the “Purchaser’s Related Parties”) will not bring any claims or initiate legal proceedings against the Seller or any of the Seller’s Affiliates (other than the Group Companies) or their respective direct or indirect shareholders, successors, officers, managing directors, board members (including supervisory and advisory board members), employees, advisors or agents or the Group Companies’ officers, managing directors, board members (including supervisory and Advisory Board members), employees, advisors or agents (each an “Indemnified Person”) on whatever legal grounds and in particular in connection with
57.the Indemnified Person’s
xli.former direct or indirect shareholding in or contractual or legal relationship with a Group Company;
xlii.position as an officer, (managing) director, board member (including supervisory and advisory board member), employee, advisor or agent of a Group Company; or
xliii.position as a joint debtor of a Group Company;
58.the Finance Documents;
59.other than in cases of Leakage, any shareholder loans granted to or any other debt instruments issued by any of the Group Companies;
in each case, however, except (i) for claims based on fraud (Betrug) or deceit (Arglist) or intentional behavior (vorsätzliches Verhalten), or (ii) if and to the extent the Purchaser is explicitly entitled to be compensated for such liability or obligation by the Seller under or pursuant to the terms of this Agreement or (iii) for any claims under any existing agreements between the Purchaser or any Purchaser’s Related Party and an Indemnified Person that are unrelated to this Agreement (if any), the Group or the Transaction (collectively the “Permitted Claims”).
b.Indemnification of Indemnified Persons
60.If, after Closing, an Indemnified Person is held liable by any of the Purchaser’s Related Parties for any existing or future liability or obligation on basis of any legal grounds then, unless such claim is a Permitted Claim, the Purchaser shall indemnify such Indemnified Person in respect of the relevant obligation and/or liability, together with all reasonable out-of-pocket costs and expenses relating thereto including reasonable legal fees, expenses and disbursements arising out of or in connection therewith (the “Seller’s Indemnification Claims”).
61.The Purchaser hereby waives, and shall, after Closing, procure at the written request of the Seller that all Group Companies waive, any claims they may have against any Indemnified Person unless such claim is a Permitted Claim, such waiver hereby being accepted by the Seller for the case that it so requests. The Purchaser acknowledges and agrees that, prior to the Scheduled Closing Date, a waiver by the Group Companies for any actual or contingent, known or unknown claim against the Indemnified Persons, except for Permitted Claims, shall be executed in form and substance as attached hereto as Exhibit 18.2(b) (a “Waiver”). Without undue delay following Closing, the Purchaser shall (i) pass a shareholder’s resolution at the Company confirming and approving the execution of the Waiver by the Company and (ii) procure the passing of a shareholders’ resolution at each other Group Company confirming and approving the execution of the Waiver by such Group Company.

62.The agreements on the obligations of the Purchaser pursuant to Sections 18.1, 18.2 and 18.3 are a true agreement for the benefit of third parties (echter Vertrag zugunsten Dritter) within the meaning of section 328 para. 1 BGB for the benefit of each Indemnified Person.
c.No repayment of the Shareholder Loan Receivable
63.The Purchaser undertakes to ensure that, during a period of twelve (12) months and one day following the Closing Date, the Shareholder Loan Receivable is not satisfied (rückgewährt), in whole or in part, by any means, in particular is neither partially nor fully repaid to the Purchaser or to any other person or entity that acquired (whether by contractual transfer or otherwise) the Shareholder Loan Receivable; and
64.agrees to indemnify and hold harmless Seller and each Indemnified Person from and against any claims whatsoever against Seller or any Indemnified Person in respect of any portion of the Shareholder Loan Receivable (or of any receivable, if any, replacing, in whole or in part, the Shareholder Loan Receivable) resulting from a breach of the obligation under Section 18.3(a), including from any related costs and expenses reasonably incurred by the Seller and/or any Indemnified Person in connection therewith.
19.Seller’s Remedies
If and to the extent that any of the Purchaser’s and Guarantor’s guarantees or the Purchaser’s or Guarantor’s covenants or indemnities, in particular those under Sections 15.4, 16, 17 and 18, is breached or the Purchaser or the Guarantor is in breach of any other obligations or otherwise liable to the Seller, as the case may be, under or in connection with this Agreement, the Seller’s respective claims and remedies, and the Purchaser’s and/or the Guarantor’s liability vis-à-vis the Seller shall be determined in accordance with statutory law, with any specific claim or remedy provided for under this Agreement (e.g. the Seller’s Indemnification Claims pursuant to Section 18.2) remaining unaffected, provided, however, that any damages resulting from a breach of the Purchaser’s and Guarantor’s guarantees under Section 16 shall be limited to Losses.
20.GUARANTOR’S UNDERTAKING
The Guarantor hereby accedes to any obligation and liability of the Purchaser under or in connection with this Agreement, including the obligation to pay the Purchase Price, if and when due, as if it were the Guarantor’s own principal obligation or liability (Schuldbeitritt). For the avoidance of doubt, the Guarantor hereby waives, and the Seller hereby accepts such waiver, any rights which the Guarantor may have to require the Seller to proceed first against, or claim payment from, the Purchaser such that as between the Seller and the Guarantor the latter shall be liable as principal debtor as if it had entered into the undertaking to perform such obligations under or in connection with this Agreement jointly and severally with the Purchaser.
21.Exit Bonuses
With respect to the payment of any exit bonuses payable by the Seller or any of the Seller’s Affiliates (other than the Group Companies) to employees/managing directors/directors/officers of the Group Companies (“Bonus Recipients”) in connection with the transaction contemplated under this Agreement (“Seller Exit Bonuses”), the Seller and the Purchaser agree on the following procedure:

65.The Seller shall pay or procure the payment by any of the Seller’s Affiliates (other than the Group Companies) of the Seller Exit Bonuses to the Bonus Recipient net of any wage tax, solidarity surcharge thereon, any and all social security contributions, church tax and any similar type of tax, withholding, contribution falling due on such payment (“Bonus Withholding Taxes”) to the extent permissible under the respective bonus agreements.
66.The amount of the Bonus Withholding Taxes withheld by the Seller or the respective Seller’s Affiliate (other than the Group Companies) from the Seller Exit Bonuses shall be paid by the Seller, or, as the case may be, the Seller shall procure that the respective Seller's Affiliate (other than the Group Companies) pays, to the respective Group Company being the employer of the Bonus Recipients (“Employer”).
67.The Purchaser shall ensure that the Employers (i) co-operate with the Seller or the respective Seller's Affiliate (other than the Group Companies) with respect to the calculation of the Bonus Withholding Taxes and (ii) timely pay the amount of the Bonus Withholding Taxes to the competent Tax Authorities (after receipt of the respective amounts from the Seller or the Bonus Recipients).
68.In case the Bonus Recipient object to the deduction of the Bonus Withholding Taxes or the withholding of the Bonus Withholding Taxes is otherwise not permissible, the Seller shall in the necessary timely manner for the necessary filing inform the Purchaser on the amount of the Seller Exit Bonuses in order to enable the Purchaser and the respective Employer to file a notification to the Tax Authorities pursuant to section 38 para. 4 German Income Tax Act (Einkommensteuergesetz).
22.CONFIDENTIALITY
a.Subject to Section 22.2 each Party shall treat strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:
xliv.the existence, subject matter and provisions of this Agreement or any document referred to in or entered into pursuant to this Agreement;
xlv.the negotiations relating to this Agreement and all documents referred to in this Agreement or entered into pursuant to this Agreement; or
xlvi.the other Parties (or their Affiliates)
((i) through (iii) collectively the “Confidential Information”).
b.If any disclosure or announcement of Confidential Information is required by law or by any regulation, rule or any court, stock exchange or Governmental Authority requirement, such disclosure may be made by the Party which has been addressed but only upon advice of its legal counsel and to the extent legally permissible and reasonably possible after:
69.having informed the other Parties without undue delay (unverzüglich) about the existence and scope of such obligation and the circumstances under which the obligation has been imposed upon it;
70.ensuring the confidential treatment of such Confidential Information disclosed to the relevant court, stock exchange or Governmental Authority;
71.consulting with the other Parties on possible steps to avoid or limit the disclosure; and

72.taking into account any reasonable steps another Party may request to prevent or limit the scope or impact of such disclosure.
c.Section 22.1 does not apply to the disclosure of Confidential Information:
73.to the extent that it is generally available to the public other than as a result of a breach of any duty of confidentiality by any Party;
74.to a (managing) director, officer or employee of the Purchaser, the Guarantor, the Seller or an Affiliate of the Seller (other than the Group Companies) or the Purchaser or the Guarantor whose function requires him or her to have the Confidential Information, subject to the condition that the Party making the disclosure procures that those persons treat the Confidential Information as confidential;
75.to the extent that it is required to be disclosed by applicable law, rule of listing authority or a stock exchange or Governmental Authority with relevant powers to which the Seller or any Affiliate of the Seller or the Purchaser or the Guarantor or any Affiliate of the Purchaser or the Guarantor is subject to or submits to, whether or not the requirement or request (as applicable) has the force of law, provided that the disclosure shall so far as is practicable and lawful be made after consultation with the Purchaser or the Seller (as the case may be) regarding the content, timing and manner of that disclosure unless the wording of any such disclosure is substantially the same as any previous disclosure made in consultation with the Purchaser or the Seller (as the case may be);
76.to professional advisors, providers of third party finance to the Purchaser, shareholders of the Guarantor, or W&I broker(s) or W&I insurer(s) providing for the W&I Insurance for the Purchaser or auditors of the Purchaser, the Guarantor, the Purchaser’s or the Guarantor's Affiliates, the Seller or the Seller’s Affiliates in connection with their engagement and subject to customary confidentiality obligations;
77.by the Seller to any person being an investors or potential investors in any current or future Carlyle Entity, in each case on a confidential basis; “Carlyle Entity” means (A) Carlyle European Technology Partners III L.P. (or its successor) (“CETP III”), (B) any person which is either an Affiliate of CETP III, other than portfolio companies, (C) any person which is advised or managed by (i) CETP III or (ii) an Affiliate or successor of CETP III, other than portfolio companies, in each case from time to time; or
78.the publication of the press release agreed between the Parties in writing (including fax or e-mail).
d.The Parties shall, to the extent legally permissible and to the extent able as shareholders, ensure that their Affiliates, from time to time, comply with the obligations in this Section 22.
e.The Purchaser shall cause the Group Companies and their respective legal successors to inform the Seller in a timely manner of any inquiries, requests, notices or similar correspondence received by the Purchaser or any of the Group Companies after the Closing Date from any Tax Authority and relating to the Seller.
23.MISCELLANEOUS

a.Interest payable under any provision of this Agreement shall be calculated on the basis of actual days elapsed divided by three hundred and sixty five (act/365).
b.The Purchaser shall bear all transfer taxes (including real estate transfer tax, if any, and provided that VAT is solely dealt with in Section 4.4), fees for the notarization of this Agreement, fees for a merger control and/or German foreign investment control clearance, in each case if any, registration tax and other charges and costs payable in connection with the execution and consummation of this Agreement and the consummation of the transactions provided for therein, unless otherwise explicitly agreed herein. Save as aforesaid, each Party shall bear its own costs, expenses and taxes, including the fees of its advisors and counsels, including, for the avoidance of doubt, on the Seller's side, in particular Latham & Watkins LLP and UBS.
c.This Agreement, including the Exhibits and Schedules, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes any previous agreements, save only for the obligations and liabilities of the Confidentiality Agreement which shall continue in full force and effect until the Closing has occurred, and, should this Agreement be rescinded for any reason, for a period of two years after the date of the rescission of this Agreement (Section 10.5), but subject to the occurrence of the Closing, the Seller agrees to procure and also agrees to assign and transfer or procure the assignment and transfer of all rights under or pursuant to other confidentiality agreements entered into with parties interested in the Transaction. Any supplements or amendments to or a termination of this Agreement, as well as any declarations or waiver to be made hereunder, shall be valid only if made in writing, or, if required by law, in due notarial form. This shall also apply to any change to, or cancellation of this Section 23.2.
d.Neither the Purchaser nor the Guarantor may assign, delegate or otherwise transfer any right or claim they may have (individually or jointly) under or in connection with this Agreement without the prior written consent of the Seller. However, the Purchaser may assign or pledge for security purposes rights and claims under this Agreement in connection with the financing of the Transaction (including the refinancing of existing indebtedness of the Group Companies) with legal effect after the Closing Action pursuant to Section 10.2(a) having been performed. The Purchaser shall notify the Seller of any such assignment and the assignee.
e.Unless stated explicitly otherwise in this Agreement, this Agreement shall not grant any rights to, and is not intended to operate for, the benefit of any third parties, including the Group Companies (kein echter Vertrag zugunsten Dritter).
f.Unless provided otherwise in this Agreement, all notices, requests and other communications under or in connection with this Agreement shall be made in writing in the English language and delivered by hand, courier, mail, telecopy or pdf-copy by e-mail to the person at the addresses set forth below, or such other person or address as may be designated by the respective Party in writing from time to time, provided that (i) receipt of a copy of a notice, request or other communication by a Party’s advisors shall not constitute or substitute receipt thereof by the respective Party itself, and (ii) any notice, request or other communication shall be deemed received by a Party regardless of whether a copy thereof was sent to or received by an advisor of such Party, regardless of whether the delivery of such copy was mandated by this Agreement:
To the Seller:  CETP III Ivory S.à r.l[***]
With a copy to: Latham & Watkins LLP[***]

To Purchaser: Align Technology, Inc.2820 Orchard ParkwaySan Jose, California 95134Attention: [***]
With a copy to: Hogan Lovells International LLP Attn: [***]
To Guarantor:  Align Technology, Inc.2820 Orchard ParkwaySan Jose, California 95134Attention: [***]
With a copy to:  Hogan Lovells International LLP Attn: [***]
Any notice, request or other communication given to the Purchaser under or in connection with this Agreement shall be considered a notice, request or other communication given to the Guarantor as well, and vice versa.
g.The Purchaser and the Guarantor each hereby appoint [***], c/o Hogan Lovells International LLP, [***]as agent for service of process (Zustellungsbevollmächtigter) for all legal proceedings and disputes involving the Purchaser or the Guarantor, respectively, under or in connection with this Agreement. Such appointment shall only terminate upon the appointment of another agent for service of process domiciled in Germany, provided that the agent for service of process is an attorney admitted to the German bar (in Deutschland zugelassener Rechtsanwalt) and his or her appointment has been notified to and approved in writing by the Seller, such approval not to be unreasonably withheld. The Purchaser and the Guarantor shall promptly after the Signing Date and upon the appointment of any new agent for service of process, as the case may be, issue to the agent for service of process a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct the agent for service of process to submit such written power of attorney (Vollmachtsurkunde) in connection with any service of process under this Agreement.
h.In this Agreement (including all Exhibits and Schedules):
79.a reference to a Recital, Section or Exhibit or Schedules means a Recital, Section or Exhibit or Schedule of or to this Agreement;
80.a reference to a company or other legal entity shall be construed so as to include any legal entity or entities into which such company may be merged by means of a statutory merger or into which it may be split-up or de-merged, by means of a statutory split-up or demerger;
81.a “director” is a reference to a member of the board of directors or equivalent body of a company, corporation or other body corporate, and includes (without limitation) a manager (gérant) or managing director (Geschäftsführer) of any such company, corporation or other body corporate, but no member of an advisory board (Beirat);
82.a reference to a “person” includes a reference to an individual, a corporate body, an association, a partnership, a government or a state body and any other legal entity and includes in each case such person’s successors to all or parts of its business and permitted assigns;
83.any German legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept shall, in respect of any jurisdiction other than Germany, be construed to include what most closely resembles in that jurisdiction to the German legal term and any reference to any German statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction;
84.whenever the words “include”, “includes” or “including” or “in particular” or similar expressions are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Whenever the words “hereof”, “herein”, “hereunder”, “hereto” or similar expressions are used in this Agreement, they refer to this Agreement as a whole and not to a specific Section of this Agreement;
85.the disclosure of any matter in an Exhibit or a Schedule shall be deemed to be a disclosure for all purposes of this Agreement. The fact that a matter has been disclosed in this Agreement (including in an Exhibit and a Schedule) shall not be used to construe the extent to which disclosure is required pursuant to the provisions of this Agreement; and
86.the headings in this Agreement are inserted for convenience only and shall not affect the interpretation or construction of this Agreement.
24.GOVERNING LAW AND PLACE OF JURISDICTION
a.Governing Law
This Agreement shall be governed by and construed in accordance with German law, excluding the German conflict of law rules and excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG). Any possible current or future obligations between the Parties which fall under the EC Regulation No 864/2007 on the Law Applicable to Non-Contractual Obligations (Rome II) are also governed by and construed in accordance with German law.
b.Arbitration
All disputes arising out of or in connection with this contract or its validity shall be finally settled in accordance with the Arbitration Rules of the German Arbitration Institute (DIS) without recourse to the ordinary courts of law. The arbitral tribunal shall be comprised of three members. The seat of the arbitration is Munich, Germany. The language of the arbitration shall be English, provided that written evidence may also be submitted in German.
25.SEVERABILITY
If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. The invalid or unenforceable provision shall be deemed to have been replaced by a valid, enforceable and fair provision which comes as close as possible to the intentions of the Parties at the time of the conclusion of this Agreement. It is the express intent of the Parties that the validity and enforceability of all other provisions of this Agreement shall be maintained and that this Section 25 shall not result in a reversal of the burden of proof but that section 139 BGB is hereby excluded in its entirety.

EXHIBIT 1
DEFINITIONS
Each of the following terms shall have the meaning as ascribed to it on the respective page of this Agreement (including its Recitals) containing the respective definition.
Bonus Withholding Taxes    45
Distributed Main Products    6 of Exhibit 11.6
Employer     45
Finance Parties     14
Purchase Price     9
The Group Companies' Software   6 of Exhibit 11.6
2018 Financial Statements    1 of Exhibit 11.6
2018 Holding Financial Statements   1 of Exhibit 11.6
2019 Financial Statements    10
Adjusted Purchase Price Statement   10
Adjustment Amount    13
Administrative Orders    9 of Exhibit 11.6
Advisory Board     6
Advisory Board Resignation Letter   6
Affiliate      6
Agreement     4
Bank Repayment Amount    14
BGB      8
Bonus Recipients     45
Business      4
Business Day     16
Carlyle Entity     47
CETP III     47
Claim Notice     26
Closing      16
Closing Actions     16
Closing Condition    15
Closing Confirmation    17
Closing Date     16
Closing Disclosure Letter    22
Company     4
Company Books     43
Confidential Information    46
Control      7
Controlling     7
Cut-off Date     29
Data Room     29
De Minimis Amount    32
Deductible     32
Disputed Items     11
Due Diligence     22
Effective Date     8

Effective Date Cash    8
Effective Date Debt    8
Effective Date Working Capital   9
Exempted Claims     32
Facilities Agreement    5
Fairly Disclosed     29
Final Purchase Price Statement   13
Finance Documents    5
Finance Parties’ Bank Account   14
Financing Collateral    5
Fraunhofer License    6 of Exhibit 11.6
Fraunhofer-Gesellschaft    6 of Exhibit 11.6
Fundamental Guarantees    18
Governmental Authority    19
Group      5
Group Companies    5
Group Managers     6
Guarantor     4
HGB      1
Indemnification Tax Benefit   35, 38
Indemnified Person    43
Indemnified Taxes    35
InsO      19
Insurer      32
International Managers    6
Key Employees     5(a) of Exhibit 11.6
Knowledge Bearer    21

Leakage      24
Lease Agreement     4 of Exhibit 11.6
Liability Cap     32
Liability Exclusion    33
Long Stop Date     17
Losses      27
Lump-Sum Compensation    18
Managers     6
Material Agreements    3 of Exhibit 11.6
Material Default     3b of Exhibit 11.6
Material IP     6 of Exhibit 11.6
Neutral Expert     11
Non-US Entities     35
Notice of Objections    11
Open Source Components    6 of Exhibit 11.6
Ordinary Shares     5
Parties      4
Party      4
Permit      9 of Exhibit 11.6
Permitted Claims     44
Permitted Leakage    25
Pre-Effective Date Tax Period   35

Preferred Shares     5
Preliminary Purchase Price   9
Proprietary Software    6 of Exhibit 11.6
Purchaser     4
Purchaser Claim     26
Purchaser’s Bank Account    15
Purchaser’s Related Parties   43
Purchaser’s Representatives   22
Related Party Agreements    6
Release Letter     14
Revised Adjusted Purchase Price Statement  11
Sample Purchase Price Calculation   9
Scheduled Closing Date    16
Seller      4
Seller’s Affiliates     24
Seller’s Bank Account    14
Seller’s Covenants    26
Seller’s Guarantee    18
Seller’s Indemnification Claims   44, 45
Seller’s Knowledge    21
Seller’s Representatives    10
SensAble Platform    6 of Exhibit 11.6
Share Capital     5
Share Purchase Price    8
Shareholder Loan     5
Shareholder Loan Agreement   5
Shareholder Loan Notice    7
Shareholder Loan Notice Amount   7
Shareholder Loan Purchase Price   9
Shareholder Loan Receivable   7
Shareholder Loan Termination Agreement  7
Shareholders’ Resolution exocad Group GmbH 6
Shareholders’ Resolutions Company  6
Shareholders’ Resolutions Subsidiaries  6
Sold Shares     5
Subsidiary     5
Target Working Capital    9
Tax      35
Tax Audit     35
Tax Authority     35
Tax Indemnification Claim   36, 37
Tax Proceeding     36
Tax Refund     36, 39
Tax Return     36
Tax Warranties     36
Third Party Claim    29
Time Limitations     31
Transaction     4
US Taxes     36
USB StickDR     29
W&I Insurance     32
Waiver      44